Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) dated as of January 25, 2023 to the BUSINESS COMBINATION AGREEMENT (the “Business Combination Agreement”), dated as of October 29, 2022, between Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company ("Spree"), and WHC Worldwide, LLC, a Missouri limited liability company (the “Company”). Spree and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in the Business Combination Agreement.

WHEREAS, the Parties wish to amend the Business Combination Agreement as set forth herein;

NOW WHEREFORE, for good and valuable consideration the Parties agree as follows:

1. Exhibit D to the Business Combination Agreement is deleted in its entirety and is replaced by Exhibit D attached hereto. All references in the Business Combination Agreement and the Ancillary Documents to the Post-Closing Spree Certificate of Incorporation shall be to Exhibit D attached hereto.

2. Exhibit F to the Business Combination Agreement is deleted in its entirety and is replaced by Exhibit F attached hereto. All references in the Business Combination Agreement and the Ancillary Documents to the Post-Closing Company LLC Agreement shall be to Exhibit F attached hereto.

3. Section 2.8 is deleted in its entirety and is replaced with the following:

Section 2.8 Additional Consideration. If the Aggregate Transaction Proceeds in the combined company at the Closing is in excess of $70,000,000, and subject to written consent of the PIPE Investors in any Company financings prior to or at the Closing, then a payment equal to $10,000,000 shall be made by Spree at Closing to the Company. In the event such $10,000,000 becomes payable, immediately following the Closing, the Company shall distribute such $10,000,000 to the holders of the Post-Closing Company Class B Units in accordance with the terms of the Post-Closing Company LLC Agreement.

2. Section 5.16(a) is deleted in its entirety and is replaced with the following:

(a) Spree shall take all such action as may be necessary or appropriate such that, effective as of the Closing: (i) the Spree Board shall consist of five (5) individuals of which (A) one (1) shall be designated by the Spree Sponsor, subject to the approval of the Company (not to be unreasonably withheld), who shall qualify as an “independent director” under the listing rules of NYSE and Rule 10A-3 of the Exchange Act (the “Spree Sponsor Designee”) and (B) four (4) shall be designated by the Company (each, a “Company Designee”, and together with the Spree Sponsor Designee, the “Post-Closing Spree Directors”), of whom at least two (2) of the Company Designees shall qualify as “independent directors” under the listing rules of NYSE and Rule 10A-3 of the Exchange Act (each a “Independent Company Designee”) and one of the Independent Company Designees shall be subject to the approval of Spree and the Spree Sponsor (not to be unreasonably withheld); (ii) the members of the Spree Board are the individuals determined in accordance with this Section 5.16(a), Section 5.16(b) and Section 5.16(c) and (iii) the officers of Spree (the “Officers”) are the individuals determined in accordance with Section 5.16(d). The Post-Closing Spree Directors shall be assigned to classes for the terms noted in the Voting Agreement.

2. Sections 8.5 and Section 8.16 of the Business Combination Agreement are incorporated herein by reference, mutadis mutandis.

3. The Business Combination Agreement shall otherwise remain in full force and effect.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

SPREE ACQUISITION CORP. 1 LIMITED

By:	/s/ Steven Greenfield
	Name:	Steven Greenfield
	Title:	Chairman of the Board

WHC WORLDWIDE, LLC

By:	/s/ William M. George
	Name:	William M. George
	Title:	Chief Executive Officer

EXHIBIT D

CERTIFICATE OF INCORPORATION
OF
WHC WORLDWIDE, INC.

1. Name. The name of the Corporation is WHC Worldwide, Inc. (the “Corporation”).

2. Address; Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

4. Number of Shares.

4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is 250,000,000 shares, consisting of: (i) 240,000,000 shares of common stock (“Common Stock”), divided into (a) 200,000,000 shares of Class A common stock, with the par value of $0.0001 per share (the “Class A Common Stock”); and (b) 40,000,000 shares of Class X Common Stock, with the par value of $0.0001 per share (the “Class X Common Stock”); and (ii) 10,000,000 shares of preferred stock, with the par value of $0.0001 per share (the “Preferred Stock”).

4.2 Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any series of the Common Stock or the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding), in each case, by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class or series of the Common Stock or the Preferred Stock voting separately as a class or series will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (A) the exchange of all outstanding shares of Class X Common Stock, together with the corresponding Class B LLC Units, pursuant to the Operating Agreement, and (B) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

5. Classes of Shares. The designations and the powers, privileges, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

5.1 Common Stock.

(i)   Voting Rights.

(1)   Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and through and including the Sunset Date, each holder of Class X Common Stock will be entitled to five votes for each share of Class X Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and following the Sunset Date, each holder of Class X Common Stock will be entitled to one vote for each share of Class X Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 5.1(i)(2), holders of shares of each series of the Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or under the General Corporation Law.

(2)   (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class X Common Stock, and (b) the holders of the outstanding shares of Class X Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock, it being understood that any merger, consolidation or other business combination shall not be deemed an amendment hereof if such merger, consolidation or other business combination constitutes a “Termination Transaction” permitted by Section 3.07 of the Operating Agreement.

(3)   Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Dividends; Stock Splits or Combinations.

(1)   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(2)   Except as provided in Section 5.1(i)(3) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class X Common Stock.

(3)   In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A LLC Units. Stock dividends with respect to each series of Common Stock may only be paid with shares of stock of the same series of Common Stock.

(iii)   Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class X Common Stock to exchange their shares of Class X Common Stock, together with the corresponding Class B LLC Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class A Common Stock in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class X Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.2 Preferred Stock.

(i)   The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware (a “Certificate of Designation”), to establish from time to time the number of shares of Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of Preferred Stock of any such series.

(ii) Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock or any future class or series of Preferred Stock or Common Stock.

6. Class X Common Stock.

6.1 Cancellation of Class X Common Stock. No holder of Class X Common Stock may transfer shares of Class X Common Stock to any person unless such holder transfers a corresponding number of Class B LLC Units to the same person in accordance with the provisions of the Operating Agreement. If any outstanding share of Class X Common Stock ceases to be held by a holder of the corresponding Class B LLC Unit, such share of Class X Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class X Common Stock be transferred to the Corporation for no consideration and shall be cancelled.

6.2 Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A Common Stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class X Common Stock and Class B LLC Units pursuant to the Operating Agreement. The Corporation covenants that all the shares of Class A Common Stock that are issued upon the exchange of such Paired Interests will, upon issuance, be validly issued, fully paid and non-assessable.

6.3 Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of Class B LLC Units of their right under the Operating Agreement to exchange Paired Interests for shares of Class A Common Stock will be made without charge to such holders for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the Paired Interests being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

7. Board of Directors.

7.1 Number of Directors.

(i)   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the By-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total number of Directors constituting the entire Board shall, (a) as of the date of this Certificate of Incorporation, initially be five and (b) thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

(ii) Other than any Preferred Stock Directors, if any, the Board shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes, with such assignment becoming effective as of the effectiveness of this Certificate of Incorporation. In case of any increase or decrease, from time to time, in the number of Directors, the number of Directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of Directors shall shorten the term of any incumbent Director.

(iii)   Other than any Preferred Stock Directors, if any, each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such Director was elected; provided, that each Director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each Director initially appointed to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each Director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each Director shall continue until the election and qualification of a successor and be subject to such Director’s earlier death, resignation or removal.

(iv) During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Section 5.2 (“Preferred Stock Directors”), upon the commencement, and for the duration, of the period during which such right continues: (a) the then total authorized number of Directors shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Stock Directors pursuant to the provisions of any Certificate of Designation for such series of Preferred Stock; and (b) each such Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such Preferred Stock Director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate and the total and authorized number of Directors shall be reduced accordingly.

7.2 Vacancies and Newly Created Directorships. Subject to any limitations imposed by applicable law and the rights of any one or more series of Preferred Stock then outstanding, vacancies on the Board by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, and newly created directorships resulting from any increase in the authorized number of Directors shall be solely filled by a majority of the Directors then in office, even if less than a quorum of the Board or by the sole remaining Director, and not by the stockholders unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders. A Director elected to fill a vacancy or a newly created directorship shall hold office until the next election of the class for which such Director shall have been chosen, subject to the election and qualification of a successor and to such Director’s earlier death, resignation, retirement, disqualification or removal.

7.3 Removal of Directors. Any Director may resign from office at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-laws. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s or the Corporation’s acceptance of a resignation shall not be necessary to make it effective. Subject to any limitations imposed by applicable law and except for Preferred Stock Directors, any Director or the entire Board may be removed from office only for cause, by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class. In case the Board or any one or more Directors should be so removed, any new Directors shall be elected pursuant to terms of Section 7.2.

8. Meetings of Stockholders.

8.1 Action by Written Consent. Subject to, with respect to the Preferred Stock, the terms of any series of Preferred Stock, (i) for so long as the holders of shares of Class X Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in the election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class X Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting.

8.2 Meetings of Stockholders.

(i)   An annual meeting of stockholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Board shall determine in accordance with the By-laws.

(ii) Subject to any special rights of the holders of any series of Preferred Stock and the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairperson of the Board, the vice chairperson of the Board, the chief executive officer of the Corporation or at the direction of the Board pursuant to a written resolution adopted by a majority of the total number of Directors that the Corporation would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is hereby specifically denied. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

(iii)   Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws.

8.3 No Cumulative Voting. There shall be no cumulative voting in the election of Directors.

9. Indemnification.

9.1 Limited Liability. No Director shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a Director, except to the extent such exception from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or hereafter may be amended to expand the scope of exculpation as permitted under the General Corporation Law. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended. Neither any amendment nor repeal of this Section 9.1, nor the adoption of any provision in this Certificate of Incorporation inconsistent with this Section 9.1, shall eliminate, reduce or otherwise adversely affect any limitation on personal liability of a Director existing at or prior to the time of such amendment, repeal or adoption.

9.2 Right to Indemnification. To the fullest extent permitted by applicable law, the Corporation shall have the power to provide indemnification of (and advancement of expenses to) Directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-law provisions, agreements with such Directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. Any amendment, repeal or modification of this Section 9.2 shall only be prospective and shall not affect the rights or protections or increase the liability of any Director under this Section 9.2 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

9.3 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the General Corporation Law.

9.4 Nonexclusivity of Rights. The rights and authority conferred in this Article 9 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

10. Adoption, Amendment or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to adopt, alter, amend or repeal the By-laws. Any adoption, alteration, amendment or repeal of the By-laws by the Board shall require the approval of a majority of the authorized number of Directors. The stockholders of the Corporation shall also have power to adopt, alter, amend or repeal the By-laws subject to any limitations set forth therein.

11. Adoption Amendment or Repeal of Certificate of Incorporation. Subject to Article 1 the Corporation reserves the right to adopt, amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the By-laws or the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws, the affirmative vote of the holders of 80% of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, shall be required to amend, alter, change or repeal all or any portion of Article 7.

12. Forum for Adjudication of Disputes.

12.1 Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against the Corporation or any current or former director, officer, other employee, agent or stockholder of the Corporation arising out of or pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the By-laws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article 12 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

12.2 If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

12.3   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

12.4   Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 12.

13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Corporate Opportunity. To the fullest extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or Directors, or any of their respective affiliates, and the Corporation renounces any expectancy that any of the Directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except the doctrine of corporate opportunity shall apply with respect to any of the Directors or officers of the Corporation with respect to a corporate opportunity that was offered to, or presented to, or acquired or developed by such person solely in his or her capacity as a Director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) such Director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

15. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a)   “Board” is defined in Section 5.1(ii)(1).

(b)   “By-laws” is defined in Section 7.1(i).

(c)   “Certificate of Designation” is defined in Section 5.2(i).

(d)   “Class A Common Stock” is defined in Section 4.1.

(e)   “Class A LLC Unit” means a unit of WHC designated as a “Class A Unit” pursuant to the Operating Agreement.

(f) “Class X Common Stock” is defined in Section 4.1.

(g)   “Class B LLC Unit” means a unit of WHC designated as a “Class B Unit” pursuant to the Operating Agreement.

(h)   “Common Stock” is defined in Section 4.1.

(i)   “Corporation” is defined in Section 1.

(j)   “Directors” is defined in Section 7.1(i).

(k)   “Enforcement Action” is defined in Section 12.2.

(l)   “Foreign Action” is defined in Section 12.2.

(m) “General Corporation Law” means the General Corporation Law of the State of Delaware, as from time to time in effect.

(n)   “WHC” means WHC Worldwide, LLC, a Missouri limited liability company or any successor thereto.

(o)   “Operating Agreement” means the Second Amended and Restated Operating Agreement of WHC, by and among the Corporation, the Post-Acquisition LLC Members and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

(p)   “Paired Interest” means one Class B LLC Unit, together with one share of Class X Common Stock, subject to adjustment pursuant to Article XI of the Operating Agreement.

(q)   “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(r) “Post-Acquisition LLC Members” means those members of WHC, as set forth in the Operating Agreement, as of the date thereof.

(s) “Preferred Stock” is defined in Section 4.1.

(t)   “Preferred Stock Directors” is defined in Section 7.1(iv).

(u)   “Stock Adjustment” is defined in Section 5.1(ii)(3).

(v)   “Sunset Date” means [insert date that is 18 months following the closing of the Business Combination Agreement].

16. Sole Incorporator. The name and mailing address of the sole incorporator of the Corporation are:

SMF Registered Services, Inc.

1201 Walnut Street, 29th Floor

Kansas City, MO 64106

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THE UNDERSIGNED, being the sole incorporator hereinabove named, makes and files this Certificate of Incorporation, and does hereby declare and certify that said instrument is its act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this ____ day of ____, 202__.

SMS REGISTERED SERVICES, INC.

By:
Name:	Stephen M. Quinlivan, Vice President

[Signature Page to Certificate of Incorporation]

EXHIBIT F

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
WHC WORLDWIDE, LLC
a Missouri limited liability company

Dated as of [●], 2023

THE LIMITED LIABILITY COMPANY UNITS OF WHC WORLDWIDE, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH: (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN WHC WORLDWIDE, LLC. AND THE APPLICABLE MEMBER. SUCH UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY WHC WORLDWIDE, LLC AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH UNITS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

SECOND AMENDED AND RESTATED
OPERATING AGREEMENT
OF
WHC WORLDWIDE, LLC

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of WHC Worldwide, LLC, a Missouri limited liability company (the “Company”), is made as of [●], 2023 (the “Effective Date”) by and among the Members (as defined below) listed on Exhibit A hereto as Members and each other Person (as defined below) who is or at any time becomes a Member in accordance with the terms of this Agreement and the Act (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to the Act upon the filing of the Articles (as defined below) in the office of the Secretary of State of the State of Missouri on January 30, 2018 under the name WHC Worldwide, LLC;

WHEREAS, the Company entered into an Operating Agreement, dated as of January 30, 2018 (the “Original Agreement”) with certain of the Members;

WHEREAS, the Original Agreement was amended and restated in its entirety by that certain Amended and Restated Operating Agreement of the Company, effective as of August 16, 2019 (the “First A&R Agreement”);

WHEREAS, the Members have agreed to amend and restate the First A&R Agreement in its entirety as set forth herein;

WHEREAS, concurrently with the effectiveness of this Agreement, in accordance with that certain Business Combination Agreement, dated as of [●], 2022 (the “Business Combination Agreement”), by and between Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (which pursuant to the transactions contemplated under the Business Combination Agreement, will have changed its name to WHC Worldwide, Inc. and will have domesticated into a Delaware corporation, the “Managing Member”) and the Company, the Managing Member has acquired equity interests of the Company, in exchange for the consideration described in the Business Combination Agreement, and the Managing Member has become the sole managing member of the Company (the “Business Combination”);

WHEREAS, in connection with the Business Combination, (i) the Class A Units (as defined in the First A&R Agreement) and the Class B Units (as defined in the First A&R Agreement) outstanding prior to the effectiveness of this Agreement were hereby cancelled and certain of the holders thereof received the number of Class B Units (as defined below) set forth opposite such Member’s name on Exhibit A hereto in accordance with Section 2.5(a) of the Business Combination Agreement, and (ii) the Managing Member received the number of Class A Units (as defined below) set forth opposite the Managing Member’s name on Exhibit A hereto in accordance with Section 2.5(c) of the Business Combination Agreement; and

WHEREAS, pursuant to the Business Combination Agreement, (i) the Members have agreed to amend and restate the First A&R Agreement in its entirety as set forth herein and (ii) the Managing Member, by its execution and delivery of this Agreement, is hereby admitted to the Company as a Member and shall have the rights and obligations of the Managing Member as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and agreements of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Managing Member hereby agree to amend and restate the First A&R Agreement to read in its entirety as follows:

ARTICLE I
DEFINITIONS

1.01 Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” means, the Missouri Limited Liability Company Act as it may be amended from time to time.

“Adjusted Capital Account Balance” means, with respect to each Member, the balance in such Member’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), and any amounts such Member is obligated to restore pursuant to any provision of this Agreement or by applicable Law. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one (1) or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Appraiser FMV” means the fair market value of a share of Class A Common Stock as determined by an independent appraiser mutually agreed upon by the Managing Member and the relevant Exchanging Member, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Company.

“Articles” means, collectively, the Articles of Organization of the Company as filed in the office of the Missouri Secretary of State on January 30, 2018.

“Assignee” has the meaning set forth in Section 8.05.

“Assumed Tax Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the tax imposed under Section 1411 of the Code on net investment income) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (whichever results in the application of the highest state and local tax rate for a given type of income), and taking into account (a) the limitations imposed on the deductibility of expenses and other items, (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, and (c) the deductibility of state and local income taxes, to the extent applicable, but not taking into account any deduction under Section 199A of the Code (or any similar state or local law), as determined in good faith by the Managing Member. For the avoidance of doubt, the Assumed Tax Rate shall be the same for all Members.

“Available Cash” means, as of a particular date, the amount of cash on hand which the Managing Member, in its reasonable discretion, deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Managing Member, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserves for customary and usual claims with respect to the Company’s operations.

“Board” means the Board of Directors of the Managing Member.

“Business Combination” has the meaning set forth in the recitals of this Agreement.

“Business Combination Agreement” has the meaning set forth in the recitals of this Agreement.

“Business Day” has the meaning set forth in the Business Combination Agreement.

“Capital Account” means the separate capital account maintained for each Member in accordance with Section 5.03.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money contributed to the Company (including any deferred commitment to contribute money in the future) and the initial Carrying Value of any property (other than money), net of any liabilities assumed by the Company upon contribution or to which such property is subject, contributed to the Company pursuant to ARTICLE V.

“Carrying Value” means, with respect to any Company asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that the initial carrying value of assets contributed to the Company shall be their respective gross fair market values on the date of contribution as determined by the Managing Member in its reasonable discretion, and the Carrying Values of all Company assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional limited liability company interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or the issuance by the Company of a noncompensatory option (other than an option for a de minimis interest in the Company); (b) the date of the distribution of more than a de minimis amount of Company assets to a Member as consideration for an interest in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member, (e) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) on the Effective Date in connection with the closing of the transactions contemplated by the Business Combination Agreement; and (g) any other date specified in the Treasury Regulations; provided, however, that adjustments pursuant to clauses (a), (b), and (d) above shall be made only if such adjustments are deemed necessary or appropriate by the Managing Member in its reasonable discretion to reflect the relative economic interests of the Members; and provided further, if any noncompensatory option is outstanding, Carrying Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). The Carrying Value of any Company asset distributed to any Member shall be adjusted immediately before such distribution to equal its fair market value. In the case of any asset that has a Carrying Value that differs from its adjusted tax basis, Carrying Value shall be adjusted by the amount of depreciation calculated for purposes of the definition of “Profits” and “Losses” rather than the amount of depreciation determined for U.S. federal income tax purposes, and depreciation shall be calculated by reference to Carrying Value rather than tax basis once Carrying Value differs from tax basis. The Carrying Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Carrying Values shall not be adjusted pursuant to this sentence to the extent that the Managing Member reasonably determines that an adjustment pursuant to the first sentence of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this sentence.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date (in the case of an Unrestricted Exchange) or the Exchange Date (in the case of any other Exchange).

“Cash Exchange Notice” has the meaning set forth in Section 11.01(c).

“Cash Exchange Payment” means with respect to a particular Exchange for which the Managing Member has elected to make a Cash Exchange Payment in accordance with Section 11.01(c):

(a) if the shares of Class A Common Stock trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of: (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Cash Exchange Class A 5-Day VWAP; or

(b) if shares of Class A Common Stock are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Exchanged Units subject to the Exchange set forth in the Cash Exchange Notice if the Company or the Managing Member, as applicable, had paid the Stock Exchange Payment with respect to such number of Exchanged Units, and (ii) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement; provided that, for the avoidance of doubt, any event that constitutes both a Corporation Offer and a Change of Control of the Managing Member shall be considered a Corporation Offer for purposes of ARTICLE XI.

“Class” means the classes or series of Units into which the limited liability company interests in the Company may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. As of the date of this Agreement the only authorized Classes are Class A Units and Class B Units. For all purposes hereunder and under the Act, only such Classes expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class of limited liability company interests in the Company. For the avoidance of doubt, to the extent that the Managing Member holds limited liability company interests of any Class, the Managing Member shall not be deemed to hold a separate Class of such interests from any other Member because it is the Managing Member.

“Class A Common Stock” means the Class A common stock of the Managing Member, par value $0.0001 per share.

“Class A/B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units and Class B Units then owned by such Member by the aggregate number of Class A Units and Class B Units then owned by all Members.

“Class A Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class A Units then owned by such Member by the aggregate number of Class A Units then owned by all Members.

“Class A Units” means the Units of limited liability company interest in the Company designated as the “Class A Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class B Percentage Interest” means, with respect to any Member, the quotient obtained by dividing the aggregate number of Class B Units then owned by such Member by the aggregate number of Class B Units then owned by all Members.

“Class B Units” means the Units of limited liability company interest in the Company designated as the “Class B Units” herein and having the rights pertaining thereto as are set forth in this Agreement.

“Class X Common Stock” means the Class X common stock of the Managing Member, par value $0.0001 per share.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Contingencies” has the meaning set forth in Section 9.03(a).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Corporation Offer” has the meaning set forth in Section 11.07.

“Covered Transaction” means any liquidation, dissolution or winding up of the Company (whether occurring through one (1) transaction or a series of related transactions, and whether voluntary or involuntary) and any other sale, redemption or Transfer of Units.

“Designated Individual” has the meaning set forth in Section 5.08(a).

“Direct Exchange” has the meaning set forth in Section 11.06.

“Direct Exchange Election Notice” has the meaning set forth in Section 11.06.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any mortgage, hypothecation, claim, lien, encumbrance, conditional sales or other title retention agreement, right of first refusal, preemptive right, pledge, option, charge, security interest or other similar interest, easement, judgment or imperfection of title of any nature whatsoever.

“Equity Interests” means (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in Section 11.01(a).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Blackout Period” means (a) any “black out” or similar period under the Managing Member’s policies covering trading in the Managing Member’s securities to which the applicable Exchanging Member is subject (or will be subject at such time as it owns shares of Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (b) the period of time commencing on (i) the date of the declaration of a dividend by the Managing Member and ending on the first day following (ii) the record date determined by the Managing Member with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than ten (10) Business Days; provided that in no event shall an Exchange Blackout Period with respect to clause (b) of this definition occur more than four times per calendar year.

“Exchange Date” means, in the case of any Unrestricted Exchange, the date that is five Business Days after the date the Exchange Notice is given pursuant to Section 11.01(b), unless the Exchanging Member submits a written request to extend such date and the Managing Member in its sole discretion agrees in writing to such extension, and in any other case, the Quarterly Exchange Date; provided that if the Exchange Date for any Exchange with respect to which the Managing Member elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period.

“Exchange Notice” has the meaning set forth in Section 11.01(b).

“Exchange Notice Date” means, with respect to an Exchange, the date the applicable Exchange Notice is delivered in accordance with Section 11.01(b).

“Exchange Rate” means, at any time, the number of shares of Class A Common Stock for which an Exchanged Unit is entitled to be exchanged at such time in accordance with ARTICLE XI. On Effective Date, the Exchange Rate shall be one-for-one, subject to adjustment pursuant to Section 11.04.

“Exchanged Units” means any Class B Units to be Exchanged for the Cash Exchange Payment or Stock Exchange Payment, as applicable, on the applicable Exchange Date.

“Exchanging Member” means, with respect to any Exchange, the Holder exchanging Units pursuant to Section 11.01(a) of this Agreement.

“Family Group” means, with respect to a Person who is an individual, (a) such Person’s spouse and direct descendants (whether natural or adopted) (collectively, for purposes of this definition, “relatives”), and (b) any trust, the trustee of which is such Person and which at all times is and remains solely for the benefit of such Person and/or such Person’s relatives.

“First A&R Agreement” has the meaning set forth in the recitals of this Agreement.

“Fiscal Year” means, unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 12.12, any twelve-month period commencing on January 1 and ending on December 31.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time.

“Holder” has the meaning set forth in Section 11.01(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Amount” has the meaning set forth in Section 4.01(b)(ii).

“Indemnitee” means (a) the Managing Member, (b) any additional or substitute Managing Member, (c) any Person who is or was a Partnership Representative, officer or director of the Managing Member or any additional or substitute Managing Member, (d) any Person that is required to be indemnified by the Managing Member as an “indemnitee” in accordance with the certificate of incorporation and/or bylaws of the Managing Member as in effect from time to time, (e) any officer or director of the Managing Member or any additional or substitute Managing Member who is or was serving at the request of the Managing Member or any additional or substitute Managing Member as an officer, director, employee, member, Member, Partnership Representative, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Officer, (g) any other Person the Managing Member in its sole discretion designates as an “Indemnitee” for purposes of this Agreement, (h) any former officer, director or manager of the Company pursuant to Section 5.15 of the Business Combination Agreement and (i) any heir, executor or administrator with respect to Persons named in clauses (a) through (h).

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or any Member, as the case may be.

“Liquidation Agent” has the meaning set forth in Section 9.03.

“Managing Member” has the meaning set forth in the recitals of this Agreement.

“Managing Member Charter” means the certificate of incorporation (or equivalent organizational document) as filed with the secretary of state (or equivalent governmental body or department) of the state in which the Managing Member is incorporated or formed, as applicable, as in effect and amended from time to time.

“Member” means, at any time, each Person listed on Exhibit A hereto, in each case, for so long as he, she or it remains a Member of the Company as provided hereunder.

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.704-2(b)(3)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member’s Required Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Non-Foreign Person Certificate” has the meaning set forth in Section 11.10.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions of the Company for a Fiscal Year equals the net increase, if any, in the amount of Company Minimum Gain of the Company during that fiscal year, determined according to the provisions of Treasury Regulations Section 1.704- 2(c).

“Officer” means each individual designated as an officer of the Company by the Managing Member pursuant to and in accordance with the provisions of Section 3.04, subject to any resolutions of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Original Agreement” has the meaning set forth in the recitals of this Agreement.

“Original Member Representative” means William M. George or such other Person as may be appointed from time to time by holders of a majority of the Class B Units held by Original Members who hold Class B Units at the time of determination.

“Original Members” means (a) the Members of the Company as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) of the Business Combination and (b) any Affiliate of such Member who becomes a Member of the Company in accordance with this Agreement pursuant to a Transfer permitted by Section 8.01(d).

“Paired Interest” means one (1) Class B Unit together with one (1) share of Class X Common Stock.

“Partnership Representative” means any Person acting as “tax matters partner” or the “partnership representative” pursuant to Section 5.08.

“Permitted Exchange Event” means any of the following events, which has occurred or is occurring, or is otherwise satisfied, as of the Exchange Date:

(a) the Exchange is part of one (1) or more Exchanges by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) that is part of a “block transfer” within the meaning of Treasury Regulations Section 1.7704-1(e)(2) (for this purpose, treating the Managing Member as a “general partner” within the meaning of Treasury Regulations Section 1.7704-1(k)(1));

(b) the Exchange is in connection with a Corporation Offer or a Change of Control; provided that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of such Corporation Offer or such Change of Control date (and, for the avoidance of doubt, shall not be effective if such Corporation Offer is not consummated or such Change of Control does not occur); or

(c) the Exchange is permitted by the Managing Member, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Managing Member determines, after consultation with its outside legal counsel and tax advisor, that the Company would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Person” means any individual, estate, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Primary Indemnification” has the meaning set forth in Section 10.02(a).

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Proceeding” has the meaning set forth in Section 10.02(a).

“Profits” and “Losses” means, for each Fiscal Year or other period, the taxable income or loss of the Company, or particular items thereof, determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (a) all items of income, gain, loss or deduction allocated pursuant to Section 5.05 shall not be taken into account in computing such taxable income or loss (but the amounts of items to be specially allocated pursuant to Section 5.05 shall be determined by applying rules analogous to those set forth in this definition of “Profits” and “Losses”); (b) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) upon an adjustment to the Carrying Value (other than an adjustment in respect of depreciation) of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (e) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of determining Profits and Losses, if any, shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Profits and Losses); (f) to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing such taxable income or loss and (g) except for items in clause (a) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be treated as deductible items.

“Quarterly Exchange Date” means either (a) for each fiscal quarter, the first Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (b) such other date as the Managing Member shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period; provided, further, that the Managing Member shall use commercially reasonable efforts to ensure that at least one (1) Quarterly Exchange Date occurs each fiscal quarter.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third Business Day after the day on which the Managing Member releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of the Managing Member that may be applicable to a Member (or such other date within such quarter as the Managing Member shall determine in its sole discretion) and ending five Business Days thereafter. Notwithstanding the foregoing, the Managing Member may change the definition of “Quarterly Exchange Notice Period” with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (a) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (b) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than ten Business Days from the date the written notice of such change is sent to each Member (other than the Managing Member) and (c) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Holders to exercise their Exchange rights pursuant to ARTICLE XI.

“Redemption” has the meaning set forth in Section 11.01(a).

“Restricted Retraction Notice” has the meaning set forth in Section 11.01(d).

“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code, as in effect for taxable years of the Company beginning after December 31, 2017, together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Offering” has the meaning set forth in Section 11.01(e).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Similar Law” means any law or regulation that could cause the underlying assets of the Company to be treated as assets of the Member by virtue of its limited liability company interest in the Company and thereby subject the Company and the Managing Member (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Stock Exchange Payment” means, with respect to the portion of any Exchange for which a Cash Exchange Notice is not delivered by the Managing Member, on behalf of the Company, a number of shares of Class A Common Stock (to the extent the Exchanging Member has surrendered shares of Class X Common Stock), equal to the product of the number of Exchanged Units multiplied by the Exchange Rate. For the avoidance of doubt, in the event that the Exchanging Member has surrendered shares of Class X Common Stock, the Exchanging Member shall be entitled to receive shares of Class A Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (a) if a corporation, at least 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, joint venture or other business entity (other than a corporation), at least 50% of the partnership, joint venture or other similar ownership interest thereof (whether voting or economic) is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have at least 50% ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated at least 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one (1) or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Successor Shares Amount” has the meaning set forth in Section 3.07(b).

“Surviving Company” has the meaning set forth in Section 3.07(b).

“Tax Advances” has the meaning set forth in Section 5.07.

“Tax Distributions” has the meaning set forth in Section 4.01(b)(ii).

“Tax Estimation Period” shall mean each period from January 1 through March 31, from April 1 through May 31, from June 1 through August 31, and from September 1 through December 31 of each taxable year.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of or about the date hereof, by and among, the Managing Member, the TRA Party Representative (as defined therein) and each of the TRA Parties, as amended from time to time.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Managing Member, on the one hand, and any other Person, on the other hand, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Managing Member, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision), (d) the adoption of any plan of liquidation or dissolution of the Managing Member, or (e) a direct or indirect Transfer of all or any portion of the Managing Member’s interest in the Company, other than a Transfer effected in accordance with Section 3.07(a) or Section 3.07(b).

“Trading Day” means a day on which the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Consideration” has the meaning set forth in Section 3.07(a).

“Transfer” means, in respect of any Unit, property or other asset, any sale, assignment, transfer, distribution, exchange, mortgage, pledge, hypothecation or other disposition thereof, whether voluntarily or by operation of Law, directly or indirectly, in whole or in part, including, without limitation, the exchange of any Unit for any other security or the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Unit, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The term “Transferred” shall have a meaning correlative to the foregoing.

“TRA Parties” has the meaning set forth in the Tax Receivable Agreement.

“Transferee” means any Person that is a permitted transferee of a Member’s interest in the Company, or part thereof.

“Treasury Regulations” means the income tax regulations, including temporary and proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and the Class B Units and any other Class of Units that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrestricted Exchanges” means any Exchange that is in connection with a Permitted Exchange Event or that occurs during a period in which the Company meets the requirements of the Private Placement Safe Harbor.

“VWAP” means the daily per share volume-weighted average price of shares of Class A Common Stock on the Nasdaq Stock Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the shares of Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours) or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case, as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Managing Member).

ARTICLE II
FORMATION, TERM, PURPOSE AND POWERS

2.01 Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing of the Articles on January 30, 2018. If requested by the Managing Member, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Managing Member to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the laws of the State of Missouri, (b) if the Managing Member in its sole discretion deems it advisable, the operation of the Company as a limited liability company, or entity in which the Members have limited liability, in all jurisdictions where the Company proposes to operate and (c) all other filings required to be made by the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The execution, delivery and filing of the Certificate and each amendment thereto is hereby ratified, approved and confirmed by the Members.

2.02 Name. The name of the Company shall be, and the business of the Company shall be conducted under the name of “WHC Worldwide, LLC” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member in its sole discretion may select from time to time. Subject to the Act, the Managing Member in its sole discretion may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

2.03 Term. The term of the Company commenced on the date of the filing of the Articles, and the term shall continue until the dissolution of the Company in accordance with ARTICLE IX. The existence of the Company shall continue until cancellation of the Articles in the manner required by the Act.

2.04 Offices. The Company may have offices at such places either within or outside the State of Missouri as the Managing Member from time to time may select in its sole discretion. As of the date hereof, the principal place of business and office of the Company is located 1300 Lydia Avenue, Kansas City, MO 64106.

2.05 Agent for Service of Process; Existence and Good Standing; Foreign Qualification.

(a) The registered office of the Company in the State of Missouri shall be located at 1300 Lydia Ave., Kansas City, MO, 64106.

(b) The Managing Member in its sole discretion may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Missouri (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member in its sole discretion may file or cause to be filed for recordation in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of formation and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members. The Managing Member in its sole discretion may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company to do business in any jurisdiction other than the State of Missouri.

2.06 Business Purpose. The Company was formed for the object and purpose of, and the nature and character of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.07 Powers of the Company. Subject to the limitations set forth in this Agreement, the Company will possess and may exercise all of the powers and privileges granted to it by the Act including, without limitation, the ownership and operation of the assets and other property contributed to the Company by the Members, by any other Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 2.06.

2.08 Members; Reclassification; Admission of New Members. Each of the Persons listed on Exhibit A hereto, as the same may be amended from time to time in accordance with this Agreement, by virtue of its execution this Agreement, are admitted as Members of the Company. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein. Subject to Section 8.07 with respect to substitute Members, a Person may be admitted from time to time as a new Member with the written consent of the Managing Member in its sole discretion. Each new Member shall execute and deliver to the Managing Member an appropriate supplement to this Agreement pursuant to which the new Member agrees to be bound by the terms and conditions of this Agreement, as it may be amended from time to time. A new Managing Member or substitute Managing Member may be admitted to the Company solely in accordance with Section 8.06.

2.09 Resignation. No Member shall have the right to resign as a member of the Company other than following the Transfer of all Units owned by such Member in accordance with ARTICLE VIII.

2.10 Representations of Members. Each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units that:

(a) Organization; Authority

(i) To the extent it is not a natural person, (A) it is duly incorporated, organized or formed, as applicable, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, as applicable, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not incorporated, organized or formed, as applicable, in such jurisdiction), and (B) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken.

(ii) It has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention. Its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (i) such Member’s charter or other governing documents to the extent it is not a natural person, (ii) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (iii) applicable Law.

(c) Due Inquiry. To the extent such Member has acquired Units directly from the Company, it has had, prior to the execution and delivery of this Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.

(e) Transfer Restrictions. It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f) Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE III
MANAGEMENT

3.01 Managing Member.

(a) The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company.

(b) Without limiting the foregoing provisions of this Section 3.01, the Managing Member shall have the general power to manage or cause the management of the Company (which may be delegated to Officers of the Company), including, without limitation, the following powers:

(i) to develop and prepare a business plan each year which will set forth the operating goals and plans for the Company;

(ii) to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of transfer and other documents on behalf of the Company;

(iii) to make any expenditures, to lend or borrow money, to assume or guarantee, or otherwise contract for, indebtedness and other liabilities, to issue evidences of indebtedness and to incur any other obligations;

(iv) to establish and enforce limits of authority and internal controls with respect to all personnel and functions;

(v) to engage attorneys, consultants and accountants for the Company;

(vi) to develop or cause to be developed accounting procedures for the maintenance of the Company’s books of account; and

(vii) to do all such other acts as shall be necessary or advisable for the operation of the Company from time to time.

3.02 Compensation. The Managing Member shall not be entitled to any compensation for services rendered to the Company in its capacity as Managing Member.

3.03 Expenses. The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company. The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse the Managing Member for (i) any costs, fees or expenses incurred by the Managing Member in connection with serving as the Managing Member and (ii) all other expenses allocable to the Company or otherwise incurred by the Managing Member in connection with operating the Company’s business (including expenses allocated to the Managing Member by its Affiliates). To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, compensation and meeting costs of any Board or similar body of the Managing Member, any salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the Managing Member to perform services for the Company, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes. Reimbursements pursuant to this Section 3.03 shall be in addition to any reimbursement to the Managing Member as a result of indemnification pursuant to Section 10.02.

3.04 Officers. Subject to the direction and oversight of the Managing Member, the day-to-day administration of the business of the Company may be carried out by persons who may be designated as officers by the Managing Member, with titles including but not limited to “assistant secretary,” “assistant treasurer,” “chairman,” “chief executive officer,” “chief financial officer,” “chief operating officer,” “director,” “general counsel,” “general manager,” “managing director,” “president,” “principal accounting officer,” “secretary,” “senior chairman,” “senior managing director,” “treasurer,” “vice chairman,” “executive vice president” or “vice president,” and as and to the extent authorized by the Managing Member in its sole discretion. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices. Any number of offices may be held by the same person. In its sole discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. All officers and other persons providing services to or for the benefit of the Company shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or officer of the Company may be suspended by the Managing Member from time to time, in each case in the sole discretion of the Managing Member. The Managing Member shall not cease to be Managing Member of the Company as a result of the delegation of any duties hereunder. No officer of the Company, in his or her capacity as such, shall be considered a Managing Member of the Company by agreement, as a result of the performance of his or her duties hereunder or otherwise.

3.05 Authority of Members. No Member (other than the Managing Member), in its, his or her capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units do not confer any rights upon the Members to participate in the affairs of the Company described in this Agreement. Except as expressly provided herein, no Member (other than the Members holding Class A Units) shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote on or consent with respect to under the Act, at law, in equity or otherwise. Except as otherwise expressly set forth in this Agreement, the conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by Law, or expressly provided in the ultimate sentence of this Section 3.05 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in his, her or its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his, her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Managing Member may from time to time appoint one (1) or more Members as officers or employ one (1) or more Members as employees, and such Members, in their capacity as officers or employees of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member.

3.06 Action by Written Consent or Ratification. Any action required or permitted to be taken by the Members pursuant to this Agreement shall be taken if all Members whose consent or ratification is required consent thereto or provide a consent or ratification in writing unless otherwise specified in this Agreement. Any action required, required to be approved or permitted to be taken by the Managing Member pursuant to this Agreement may be taken or approved, as applicable, by the Managing Member acting pursuant to a writing which evidences its approval of or consent to such action.

3.07 Restrictions on Termination Transactions. The Managing Member shall not engage in, or cause or permit, a Termination Transaction, unless either (x) the Termination Transaction has been approved by Members holding a majority of the Class B Units held by all Members (excluding the Managing Member and any Members controlled by the Managing Member) or (y) the following conditions are satisfied:

(a) in connection with any such Termination Transaction: (i) each holder of Class B Units (other than the Managing Member and its wholly owned Subsidiaries) will receive, or will have the right to elect to receive, for each Class B Unit an amount of cash, securities or other property equal to the product of (A) the number of shares of Class A Common Stock into which a Class B Unit is then exchangeable pursuant to ARTICLE XI of this Agreement and (B) the greatest amount of cash, securities or other property paid to a holder of one (1) share of Class A Common Stock in consideration of one (1) share of Class A Common Stock pursuant to the terms of such Termination Transaction; provided, that the condition set forth in this Section 3.07(a)(i) shall be deemed to have been satisfied if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding shares of Class A Common Stock voting in accordance with the Managing Member Charter, and each holder of Class B Units (other than the Managing Member and its wholly owned subsidiaries) will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Class B Units would have received had such Class B Units been exchanged for shares of Class A Common Stock in an Exchange pursuant to ARTICLE XI immediately prior to the expiration of such purchase, tender or exchange offer, such holder of Class B Units had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated (the fair market value, at the time of the Termination Transaction, of the amount specified herein with respect to each Class B Unit is referred to as the “Transaction Consideration”); and (ii) the Company receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Class B Units and Class A Units (including the Managing Member and its wholly owned Subsidiaries unless waived by the Managing Member) for U.S. federal income tax purposes (except to the extent of cash, marketable securities or other property received); or

(b) all of the following conditions are met: (i) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (A) the Company or (B) another limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (ii) the Surviving Company is classified as a partnership for U.S. Federal income tax purposes; (iii) the Members (other than entities controlled by the Managing Member) that held Class B Units immediately prior to the consummation of such Termination Transaction own a percentage interest of the Surviving Company based on the proportion of the relative fair market value of the net assets of the Company to the other net assets of the Surviving Company immediately prior to the consummation of such transaction; (iv) the rights of such Members with respect to the Surviving Company are at least as favorable as those of Members holding Class B Units (including any rights under the Tax Receivable Agreement, unless such Termination Transaction constitutes a “Change of Control” for purposes of the Tax Receivable Agreement or otherwise results in payments of cash to the TRA Parties equivalent to (and in lieu of) the payments that would be required to be made to such TRA Parties if such Termination Transaction did constitute a “Change of Control” for such purposes) immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (v) below) and as those applicable to any other Members (not including the Managing Member); and (v) such rights include the right, to the same extent provided to holders of Class B Units pursuant to ARTICLE XI of this Agreement, to exchange their interests in the Surviving Company (together with voting securities of the Managing Member or its successor) for: (1) a number of publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the Transaction Consideration, subject to anti-dilution adjustments comparable to those set forth in Section 11.02 (the “Successor Shares Amount”); and/or (2) cash in an amount equal to the fair market value of the Successor Shares Amount at the time of such exchange, determined in a manner consistent with the definition of “Cash Exchange Payment” as set forth in ARTICLE XI of this Agreement.

(c) In connection with any Termination Transaction permitted by Section 3.07(b) hereof, the relative fair market values shall be reasonably determined by the Managing Member as of the time of such transaction and, to the extent applicable, shall be no less favorable to the Members than the relative values reflected in the terms of such transaction.

ARTICLE IV
DISTRIBUTIONS

4.01 Distributions.

(a) Operating Distributions. The Managing Member, in its sole discretion, may authorize distributions (to the extent of Available Cash) by the Company to the holders of Class A Units and Class B Units at any time and from time to time. Subject to Section 4.01(b) with respect to Tax Distributions, all Distributions by the Company shall be made or allocated to holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder.

(b) Tax Distributions.

(i) With respect to each Member holding Class A Units or Class B Units, the Company shall calculate the excess of (x)(A) the Income Amount allocated or allocable to such Member with respect to such Units for the Tax Estimation Period in question and for all preceding Tax Estimation Periods, if any, within the taxable year containing such Tax Estimation Period multiplied by (B) the Assumed Tax Rate over (y) the aggregate amount of all prior Tax Distributions in respect of such taxable year and any Distributions made to such Member with respect to such Units pursuant to Section 4.01(a) and Section 4.02, with respect to the Tax Estimation Period in question and any previous Tax Estimation Period falling in the taxable year containing the applicable Tax Estimation Period referred to in (x)(A) (the amount so calculated pursuant to this sentence is herein referred to as a “Member’s Required Tax Distribution”); provided, however, that the Managing Member may make adjustments in its reasonable discretion to reflect transactions occurring during the taxable year; provided, further, that in the case of the Managing Member, the “Member’s Required Tax Distribution” shall be increased to the extent that the payment obligations of the Managing Member under the Tax Receivable Agreement with respect to any Tax Estimation Period exceed the Managing Member’s available cash (taking into account its obligations or reserves for the payment of taxes, liabilities, expenses, and other corporate purposes). For purposes of this Agreement, the “Income Amount” for a Tax Estimation Period shall equal, with respect to any Member holding Class A Units or Class B Units, the net taxable income of the Company allocated or allocable to such Member with respect to such Units for such Tax Estimation Period (excluding any compensation paid to a Member outside of this Agreement, but including for the avoidance of doubt any income allocated or allocable to a Member pursuant to Section 704(c) of the Code); provided, however, that net taxable income shall be determined without regard to any special adjustment of tax items as a result of any election under Section 754 of the Code, including any adjustment pursuant to Section 734 and 743 of the Code.

(ii) At least five (5) days before the quarterly due date for payment by corporations or individuals (whichever is earlier) on a calendar year under the Code, the Company shall distribute (to the extent of Available Cash) to the Members holding Class A Units or Class B Units, pro rata based upon the number of such Units held by each such Member an amount of cash sufficient to provide each such Member with a distribution at least equal to such Member’s Required Tax Distribution (with amounts distributed pursuant to this Section 4.01(b), “Tax Distributions”) (in the event there is insufficient Available Cash to distribute to each such Member their Member’s Required Tax Distribution in full, then the Company shall distribute such Tax Distributions pro rata to each such Member holding Class A Units or Class B Units based on the relative amount of each such Member’s Required Tax Distribution assuming such amounts were paid in full). Any Tax Distributions shall be treated in all respects as advances against future distributions pursuant to Section 4.01(a) and Section 4.02.

(iii) Notwithstanding anything to the contrary herein, no Tax Distributions will be required to be made with respect to items arising with respect to any Covered Transaction, although any unpaid Tax Distributions with respect to any Tax Estimation Period, or portion thereof, ending before a Covered Transaction shall continue to be required to be paid prior to any Distributions being made under Section 4.01(a) and Section 4.02.

(c) Special Distributions.

(i) The Managing Member shall, on the date hereof, cause the Company to distribute the Contributed Spree Shares (as such term in defined in the Business Combination Agreement) to the holders of Class B Units pro rata based on respective ownership of the Pre-Closing Company Units (as such term in defined in the Business Combination Agreement).

(ii) The Managing Member shall, on the date hereof, cause the Company to distribute the amount payable pursuant to Section 2.8 of the Business Combination Agreement (if any) to the holders of Class B Units pro rata based on respective ownership of the Pre-Closing Company Units (as such term in defined in the Business Combination Agreement). The Members agree that, for federal and state income tax purposes, such distribution shall be treated as (A) a purchase by the Managing Member from the Pre-Closing Company Members (as such term in defined in the Business Combination Agreement), pro rata based on respective ownership of the Pre-Closing Company Units of [●]%1 of the Pre-Closing Company Units held by each Pre-Closing Company Member, followed by (B) a conversion of such purchased Pre-Closing Company Units to Class A Units; such that after giving effect to such purchase, sale and conversion the Members own the number of Class A Units and Class B Units set forth on the attached Exhibit A. Further, for purposes of maintaining Capital Accounts hereunder, the contribution of cash described in Section 2.8 of the Business Combination Agreement (if any), and the distribution described in this Section 4.01(c)(ii), shall be disregarded.

1	NTD: Percentage to be calculated as follows – 1,000,000/(1,000,000 + X) with X being the number of post-closing Class B Units

4.02 Liquidation Distribution. Subject to Section 4.01(b) with respect to Tax Distributions, all Distributions by the Company, and all proceeds (whether received by the Company or directly by the Members) in connection with dissolution of the Company shall be made or allocated among the holders of Class A Units and Class B Units pro rata based on the number of such Units held by each such holder.

4.03 Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Managing Member shall not make a distribution to any Member if such distribution would violate (a) Section 347.109 of the Act, (b) other applicable Law or (c) the terms of any credit agreement or other third-party agreement or arrangement to which the Company is a party.

4.04 Use of Distribution Funds. The Managing Member shall use distributions received from the Company for payment of taxes, for obligations under the Tax Receivable Agreement, for liabilities or expenses, to loan funds to the Company in accordance with this Agreement, to contribute funds to the Company in exchange for additional Class A Units in accordance with the terms of this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case as determined in the sole discretion of the Managing Member; provided that the Managing Member may not use such distributions to acquire any Units, except as otherwise expressly provided in Section 7.04.

ARTICLE V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; TAX ALLOCATIONS; TAX MATTERS

5.01 Initial Capital Contributions. The Members have made, on or prior to the date hereof, Capital Contributions and, in exchange, the Company has issued to the Members the number of Class A Units, as specified in the books and records of the Company.

5.02 No Additional Capital Contributions. No Member shall be required to make additional Capital Contributions to the Company without the consent of such Member or permitted to make additional capital contributions to the Company without the consent of the Managing Member, which may be granted or withheld in its sole discretion.

5.03 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and this Section 5.03. The Company may adjust the Capital Accounts of its Members to reflect revaluations of the property of any Subsidiary of the Company that is treated as a partnership (or entity disregarded from a partnership) for U.S. federal income tax purposes. The Capital Account of each Member shall be credited with such Member’s Capital Contributions, if any, all Profits allocated to such Member pursuant to Section 5.04 and any items of income or gain which are specially allocated pursuant to Section 5.05; and shall be debited with all Losses allocated to such Member pursuant to Section 5.04, any items of loss or deduction of the Company specially allocated to such Member pursuant to Section 5.05, and all cash and the Carrying Value of any property (net of liabilities assumed by such Member and the liabilities to which such property is subject) distributed by the Company to such Member. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. In the event of any transfer of any interest in the Company in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

5.04 Allocations of Profits and Losses. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Section 5.05 is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to ARTICLE IX if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability) and all remaining or resulting cash was distributed to the Members in accordance with Section 9.03, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. Notwithstanding the foregoing, the Managing Member shall make such adjustments to Capital Accounts as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

5.05 Special Allocations. Notwithstanding any other provision in this ARTICLE V:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain or Member Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Section 1.704-2(i) (4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.05(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided that an allocation pursuant to this Section 5.05(b) shall be made only to the extent that a Member would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if this Section 5.05(b) were not in this Agreement. This Section 5.05(b) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.

(c) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.05(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this ARTICLE V have been tentatively made as if Section 5.05(b) and this Section 5.05(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members holding Class A Units and Class B Units in accordance with their respective Class A/B Percentage Interest.

(e) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(f) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Section 734(b) or Section 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(g) Ameliorative Allocations. Any special allocations of income or gain pursuant to Sections 5.05(a), (b) or (c) hereof shall be taken into account in computing subsequent allocations pursuant to Section 5.04 and this Section 5.05(g), so that the net amount of any items so allocated and all other items allocated to each Member shall, to the extent possible, be equal to the net amount that would have been allocated to each Member if such allocations pursuant to Sections 5.05(a), (b) or (c) had not occurred.

(h) Allocations Relating to Taxable Issuance of Units. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

5.06 Tax Allocations. For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in the same manner as the corresponding items of Profits and Losses and specially allocated items are allocated for Capital Account purposes; provided that in the case of any asset the Carrying Value of which differs from its adjusted tax basis for U.S. federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Managing Member and permitted by the Code and Treasury Regulations; provided that the prior written consent of Original Member Representative (and its successors or assigns) shall be required for use of any method other than the traditional method (without curative allocations) described in Treasury Regulations Section 1.704-3(b)) so as to take account of the difference between Carrying Value and adjusted basis of such asset. Notwithstanding the foregoing, the Managing Member shall make such allocations for tax purposes as it determines in its reasonable discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).

5.07 Tax Advances. If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the Revised Partnership Audit Provisions, the amount of any taxes imposed under Section 1446(f) of the Code, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member may cause the Company to withhold such amounts and cause the Company to make such tax payments as so required. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. For all purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is equal to the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest other than any penalties, additions to tax or interest imposed as a result of the Company’s failure to withhold or make a tax payment on behalf of such Member which withholding or payment is required pursuant to applicable Law) with respect to income attributable to or distributions or other payments to such Member. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 5.08), in each case, as reasonably determined by the Managing Member. For the avoidance of doubt, any taxes, penalties, and interest payable under the Revised Partnership Audit Provisions by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members of the Company, and the Managing Member shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member.

5.08 Partnership Representative.

(a) The Original Member Representative is hereby designated as (and, if not already appointed, the Company shall appoint the Original Member Representative as) the Company’s “partnership representative” as that term is defined in the Revised Partnership Audit Provisions for taxable years of the Company beginning after December 31, 2017 and ending on or prior to December 31, 2022. The Managing Member is hereby authorized to designate (and the Company shall appoint the Person so designated) the Company’s “partnership representative” as that term is defined in Revised Partnership Audit Provisions for taxable years of the Company beginning on or after January 1, 2023. For each Fiscal Year in which the Partnership Representative is an entity, the Company shall appoint an individual identified by the Partnership Representative for such Fiscal Year to act on its behalf (the “Designated Individual”) in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that each of the Company and the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations.

(b) Subject to this Section 5.08, the Partnership Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other income tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Notwithstanding the foregoing or anything to the contrary in this Agreement, with respect to any “imputed underpayment” arising in connection with any Audit relating to any taxable year for which the Original Member Representative is the Partnership Representative, at the election of the Managing Member (in its reasonable discretion), the Original Member Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Member Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. The Partnership Representative shall keep the Original Member Representative reasonably informed of the material developments and status of any such Audit for taxable years beginning on or after January 1, 2022 (a “Specified Audit”), (i) permit the Original Member Representative (or its designee) to participate (including using separate counsel), in each case at the Original Members’ sole cost and expense, in any such Specified Audit to the maximum extent permitted by the applicable tax authority, and (ii) promptly notify the Original Member Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Company shall promptly provide the Original Member Representative with copies of all material correspondence between the Partnership Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Original Member Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall not (and the Company shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the final sentence of this Section 5.08(c), the Partnership Representative shall obtain the prior written consent of the Original Member Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before taking any material action under the Revised Partnership Audit Provisions that would reasonably be expected to have a disproportionate (compared to the Managing Member) and material adverse effect on the Original Members. Notwithstanding the foregoing, (i) each of the obligations of the Partnership Representative and the Company, and rights of the Original Member Representative and Original Members, under this Section 5.08(c) shall terminate and have no further force or effect from and after the date that the Original Members no longer own 20% of the combined Class A Units and Class B Units, and (ii) with respect to any “imputed underpayment” arising in connection with any Audit, at the election of the Managing Member (in its reasonable discretion), the Partnership Representative shall be required to make (or cause to be made) an election under Section 6226(a) of the Code (or any analogous provision of state or local Law).

(d) To the extent that the Partnership Representative does not make an election under Code Section 6226(a) for any taxable year, the Company shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4), and (5), to the extent such modification would reduce any taxes payable by the Company. Each Member agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations under the Revised Partnership Audit Provisions; provided, that a Member shall not be required to file an amended federal income tax return, as described in Code Section 6225(c)(2)(A). The provisions of this Section 5.08(d) shall survive the termination of any Member’s interest in the Company, the termination of this Agreement and the termination of the Company and shall remain binding on each Member.

(e) To the extent there are provisions of any applicable state or local tax laws that are similar to the Revised Partnership Audit Provisions, the Members agree to follow procedures similar to those described in this Section 5.08 with respect to such state and local tax laws.

(f)   All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 5.08 absent (i) willful breach of any provision of this Section 5.08 or (ii) bad faith, fraud, or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

5.09 Other Allocation Provisions. Certain of the foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. In addition to amendments effected in accordance with Section 12.12 or otherwise in accordance with this Agreement, Sections 5.03 and 5.04 may also, so long as any such amendment does not materially change the relative economic interests of the Members, be amended at any time by the Managing Member if necessary, in the opinion of tax counsel to the Company, to comply with such regulations or any applicable Law.

5.10 Survival. Sections 5.07 and 5.08 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE VI

BOOKS AND RECORDS; REPORTS

6.01 Books and Records.

(a) At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company in accordance with GAAP.

(b) Except as limited by Section 6.01(c), each Member shall have the right to receive, for a purpose reasonably related to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

(i) a copy of the Articles and this Agreement and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which the Articles and this Agreement and all amendments thereto have been executed; and

(ii) copies of the Company’s U.S. federal income tax returns for the three most recent years.

(c) The Managing Member may keep confidential from the Members, for such period of time as the Managing Member determines in its sole discretion, (i) any information that the Managing Member reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Managing Member believes is not in the best interests of the Company, could damage the Company or its business or that the Company is required by law or by agreement with any third party to keep confidential, including without limitation, information as to the Units held by any other Member. With respect to any schedules, annexes or exhibits to this Agreement, each Member (other than the Managing Member) shall only be entitled to receive and review any such schedules, annexes and exhibits relating to such Member and shall not be entitled to receive or review any schedules, annexes or exhibits relating to any other Member (other than the Managing Member).

(d) The Managing Member shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making any tax elections. The Company, within 90 days of the close of each Fiscal Year, shall use commercially reasonable efforts to furnish to each Member that was a Member during such Fiscal Year a Schedule K-1 and such other tax information reasonably required for federal, state and local income tax reporting purposes. The Company shall use commercially reasonable efforts to provide to each Person that was a Member during the Fiscal Year (a) by May 15th, August 15th and November 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items for, respectively, the first, second and third fiscal quarters that such Person will be required to include in its taxable income and (b) by February 15th of such Fiscal Year, with an estimate of the taxable income, gains, deductions, losses and other items of such Person to be reflected on the Schedule K-1 of such Person for the prior Fiscal Year. The Company also shall provide the Members with such other information as may be reasonably requested for purposes of allowing the Members to prepare and file their own tax returns, provided that any costs or expenses with respect to the foregoing shall be borne by the requesting Member.

(e) The Company shall make the following elections on the appropriate tax returns (provided that the election described in clause (ii) below cannot be rescinded without the prior written consent of the Original Member Representative):

(i) to adopt an appropriate federal income tax method of accounting and to keep the Company’s books and records on such income-tax method;

(ii) to have in effect (and, to the extent within the control of the Managing Member, to cause each direct or indirect subsidiary that is treated as a partnership for U.S. federal income tax purposes to have in effect) an election, pursuant to Section 754 of the Code (and any similar election for state or local tax purposes), to adjust the tax basis of Company properties, for the first taxable year of the Company for which such election is relevant and each subsequent taxable year in which an Exchange pursuant to ARTICLE XI occurs; and

(iii) any other available election that the Managing Member reasonably deems appropriate; provided that, for so long as the Original Members collectively own at least 20% of the combined Class A Units and Class B Units, the Managing Member shall consult in good faith with the Original Member Representative with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate (as compared to the Managing Member) and adverse effect on the Original Members, and not make such election without the Original Member Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

No Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

ARTICLE VII
COMPANY UNITS

7.01 Units.

(a) Limited liability company interests in the Company shall be represented by Units. At the execution of this Agreement, the Units are comprised of two Classes:

(i) “Class A Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, the Managing Member holds the number of Class A Units set forth opposite the Managing Member’s name on Exhibit A hereto.

(ii) “Class B Units”. Immediately after giving effect to the transactions contemplated by the Business Combination Agreement, each Member holds the number of Class B Units set forth opposite such Member’s name on Exhibit A hereto. Class B Units shall have all the rights, privileges, preferences, and obligations as are specifically provided for in this Agreement for Class B Units, and as may otherwise be generally applicable to all classes of Units, unless such application is specifically limited to one (1) or more other classes of Units. Notwithstanding anything to the contrary contained herein, the Class B Units shall not be entitled to vote on any matter subject to a vote of the Members, except as otherwise expressly set forth herein or required by law. Certain Class B Units may be subject to vesting as set forth in this Agreement or any other written agreement related to such Class B Units, including the First A&R Agreement. By entering into this Agreement, any holder of Class B Units issued pursuant to the Business Combination Agreement hereby approves, ratifies and confirms the Business Combination Agreement and the transactions contemplated thereby, including, without limitation, the Business Combination.

(b) Subject to Section 7.04, the Managing Member in its sole discretion may establish and cause the Company to issue, from time to time in accordance with such procedures as the Managing Member shall determine from time to time, additional Units, in one (1) or more Classes, or other Company securities, at such price, and with such designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be senior to existing Units, Classes or other Company securities), as shall be determined by the Managing Member without the approval of any Member or any other Person who may acquire an interest in any of the Units, including: (i) the right of such Units to share in Profits and Losses or items thereof; (ii) the right of such Units to share in Company distributions; (iii) the rights of such Units upon dissolution and winding up of the Company; (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units (including sinking fund provisions); (v) whether such Units are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which such Units will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the percentage interest as to such Units; (viii) the terms and conditions of the issuance of such Units (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue such Units for less than fair market value); and (ix) the right, if any, of the holder of such Units to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units. Notwithstanding any other provision of this Agreement the Managing Member in its sole discretion, without the approval of any Member or any other Person, is authorized: (A) to cause the Company to issue Units or other Company securities of any newly established Class or any existing Class to Members or other Persons who may acquire an interest in the Company; (B) to amend this Agreement to reflect the creation of any such new Class, the issuance of Units or other Company securities of such Class, and the admission of any Person as a Member which has received Units or other Company securities; and (C) to effect the combination, subdivision and/or reclassification of outstanding Units as may be necessary or appropriate to give economic effect to equity investments in the Company by the Managing Member that are not accompanied by the issuance by the Company to the Managing Member of additional Units and to update the books and records of the Company accordingly. All Units of a particular Class shall have identical rights in all respects as all other Units of such Class, except in each case as otherwise specified in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Managing Member shall not cause or permit the Company to issue, or authorize the issuance of, any Class B Units unless the Managing Member has a sufficient number of Class A Common Stock authorized, available and reserved for issuance upon an exchange of such newly issued Class B Units for Class A Common Stock pursuant to an Exchange pursuant to ARTICLE XI.

7.02 Register. The books and records of the Company shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. Unless the Managing Member in its sole discretion shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company.

7.03 Registered Members. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act or other applicable Law.

7.04 Issuances, Repurchases and Redemptions, Recapitalizations.

(a) Issuances by the Managing Member.

(i) Subject to Section 7.04(a)(ii) and ARTICLE XI, if, at any time after the date of consummation of the Business Combination Agreement, the Managing Member sells or issues shares of Class A Common Stock or any other Equity Interests of the Managing Member (other than Class X Common Stock), (x) the Company shall concurrently issue to the Managing Member an equal number of Class A Units (if the Managing Member issues Class A Common Stock), or an equal number of such other Equity Interests of the Company corresponding to the Equity Interests issued by the Managing Member (if the Managing Member issues Equity Interests other than Class A Common Stock), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member so issued and (y) the Managing Member shall concurrently contribute to the Company, the net proceeds or other property received by the Managing Member, if any, for such Class A Common Stock or other Equity Interest.

(ii) Notwithstanding anything to the contrary contained in Section 7.04(a)(i) or Section 7.04(a)(iii), this Section 7.04 shall not apply to (A) the issuance and distribution to holders of shares of Class A Common Stock or other Equity Interests of the Managing Member of rights to purchase Equity Interests of the Managing Member under a “poison pill” or similar shareholder rights plan (and upon exchange of Class B Units for shares of Class A Common Stock, such shares of Class A Common Stock will be issued together with a corresponding right under such plan) or (B) the issuance under the Managing Member’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Interests of the Managing Member, but shall in each of the foregoing cases apply to the issuance of Equity Interests of the Managing Member in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Interest of the Managing Member is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Interests of the Managing Member are issued (including as a result of the exercise of warrants of the Managing Member), (A) the corresponding Equity Interest outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (B) an equivalent number of Class A Units or equivalent Equity Interests of the Company shall be issued to the Managing Member as required by the first sentence of Section 7.04(a)(i), and (C) the Managing Member shall concurrently contribute to the Company the net proceeds received by the Managing Member from any such exercise or conversion.

(b) New Company Equity Interests. Except pursuant to ARTICLE XI, (i) the Company may not issue any additional Class A Units or Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock of the Managing Member (or relevant Equity Interest of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Company, and (ii) the Company may not issue any other Equity Interests of the Company to the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously therewith the Managing Member or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Interests of the Managing Member or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Company and contributes the net proceeds therefrom to the Company.

(c) Repurchases and Redemptions.

(i) Neither the Managing Member nor any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of Class A Units for the same price per security, if any, or (B) any other Equity Interests of the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from the Managing Member or such Subsidiary an equal number of the corresponding class or series of Equity Interests of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary for the same price per security, if any.

(ii) The Company may not redeem, repurchase or otherwise acquire (A) any Class A Units from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (B) any other Equity Interests of the Company from the Managing Member or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously the Managing Member or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Interests of the Managing Member (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Interests of the Managing Member or such Subsidiary.

(d) Equity Subdivisions and Combinations.

(i) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Equity Interests of the Company unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Managing Member, with corresponding changes made with respect to any other exchangeable or convertible Equity Interests of the Company and the Managing Member.

(ii) Except as provided in Section 7.04(f), the Managing Member shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any class or series of Equity Interest of the Managing Member, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding related class or series of Equity Interest of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Interests of the Company and the Managing Member.

(e) General Authority. For the avoidance of doubt, but subject to Section 7.01, Section 7.02 and Section 7.03, the Company and the Managing Member shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Units and/or Class B Units as the Managing Member determines is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) the number of outstanding shares of Class X Common Stock held by any Member other than the Managing Member and the number of Class B Units held by such Member disregarding, for purposes of maintaining the one-to-one ratio in clause (i), (A) options, rights or securities of the Managing Member issued under any plan involving the issuance of any Equity Interests that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Managing Member that are convertible or into or exercisable or exchangeable for shares of Class A Common Stock (but in each case prior to such conversion, exercise or exchange).

(f) Notwithstanding anything to the contrary in this Agreement, if the Managing Member (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Managing Member to meet its U.S. federal, state and local and non-U.S. tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses or (ii) holds any other excess cash amount, the Managing Member may, in its sole discretion, (A) distribute such excess cash amount to its shareholders or (B) contribute such excess cash amount to the Company in exchange for a number of Units or other Equity Securities of the Company determined in its sole discretion, and in such case, the Managing Member may distribute to the holders of Class A Common Stock an amount of shares of Class A Common Stock (if the Company issues Units to the Managing Member) or such other Equity Security of the Managing Member (if the Company issues Equity Securities of the Company other than Units), corresponding to the Equity Securities issued by the Company and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company that were issued to the Managing Member.

ARTICLE VIII
TRANSFER RESTRICTIONS

8.01 Member Transfers.

(a) Except as otherwise agreed to in writing between the Managing Member and the applicable Member and reflected in the books and records of the Company or as otherwise provided in this ARTICLE VIII, no Member or Assignee thereof may Transfer all or any portion of its Units or other interest in the Company (or beneficial interest therein) without the prior consent of the Managing Member, which consent with respect to the Class A Units or the Class B Units, may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Managing Member may require and/or such consent being provided in the form of a plan or program entered into or approved by the Managing Member) as are determined by the Managing Member in its sole discretion. Any such determination in the Managing Member’s sole discretion in respect of Units shall be final and binding. Such determinations with respect of Units need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise. Any purported Transfer of Units that is not in accordance with, or subsequently violates, this Agreement shall be, to the fullest extent permitted by law, null and void. If a Member transfers all or a portion of its Class B Units to a transferee in compliance with this Agreement, the Member shall surrender a number of shares of Class X Common Stock to the Managing Member equal to the number of transferred Class B Units, such shares of Class X Common Stock will be immediately cancelled, and the Managing Member shall issue the same number of shares of Class X Common Stock (to the extent permitted by the Managing Member Charter) to such transferee upon its admittance to the Company as a Member.

(b) Notwithstanding anything otherwise to the contrary in this Section 8.01, without the consent of the Managing Member or any other Person, each Member that is a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, may Transfer all or any portion of its Class A Units or Class B Units, as applicable, in a Transfer that complies with Section 8.04, unless the Managing Member timely and reasonably objects in accordance with Section 8.04, so long as such transfer does not increase the number of Members of the Company.

(c) Notwithstanding anything otherwise to the contrary in this Section 8.01, each Member may Transfer Units in an Exchange pursuant to, and in accordance with, ARTICLE XI; provided that in the case of any Member other than a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, that such Exchange shall be effected in compliance with reasonable policies that the Managing Member may adopt or promulgate from time to time and advise the Members of in writing (including policies requiring the use of designated administrators or brokers) in its reasonable discretion; provided, further, that if such policies conflict with the terms of ARTICLE XI, the provisions of ARTICLE XI shall apply in lieu thereof to any Exchange to the extent of such conflict.

(d) Notwithstanding anything otherwise to the contrary in this Section 8.01, (i) a Member that is a natural person may Transfer all or any portion of his or her Units without consideration to any member of his or her Family Group, (ii) a Member that is an entity may Transfer all or any portion of its Units to any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member) and (iii) the Managing Member may implement other policies and procedures to permit the Transfer of Units by the other Members for personal planning purposes and any such Transfer effected in compliance with such policies and procedures shall not require the prior consent of the Managing Member, in the case of each of (i), (ii) and (iii), in a Transfer that complies with Section 8.04.

8.02 Mandatory Exchanges. The Managing Member may in its sole discretion at any time and from time to time, without the consent of any Member or other Person, cause to be Transferred to the Managing Member in an Exchange pursuant to ARTICLE XI any and all Units, except for Units held by any Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable. Any such determinations by the Managing Member need not be uniform and may be made selectively among Members, whether or not such Members are similarly situated.

8.03 Encumbrances. No Member or Assignee may create an Encumbrance with respect to all or any portion of its Units (or any beneficial interest therein) other than Encumbrances that run in favor of the Member unless the Managing Member consents in writing thereto, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in the Managing Member’s sole discretion. Consent of the Managing Member shall be withheld until the holder of the Encumbrance acknowledges the terms and conditions of this Agreement. Any purported Encumbrance that is not in accordance with this Agreement shall be, to the fullest extent permitted by law, null and void.

8.04 Further Restrictions.

(a) Units issued from time to time after the date of this Agreement, including Units issued under equity incentive plans of the Company or the Managing Member (or upon settlement of awards granted under such plans), may be subject to such additional or other terms and conditions, including with regard to vesting, forfeiture, minimum retained ownership and Transfer, as may be agreed between the Managing Member and the applicable Member and reflected in the books and records of the Company. Such requirements, provisions and restrictions need not be uniform and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units owned by any one (1) or more Members at any time and from time to time, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.

(b) Notwithstanding any contrary provision in this Agreement, in no event may any Transfer of a Unit (other than in accordance with ARTICLE XI) be made by any Member or Assignee if the Managing Member determines that:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit;

(ii) except pursuant to an Exchange pursuant to ARTICLE XI, such Transfer would require the registration of such transferred Unit or of any Class pursuant to any applicable U.S. federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iii) such Transfer would cause (A) all or any portion of the assets of the Company to (1) constitute “plan assets” (under ERISA, the Code or any applicable Similar Law) of any existing or contemplated Member, or (2) be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the Managing Member to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law, or otherwise;

(iv)   to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Managing Member; or

(v) such Transfer would pose a material risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(vi)   All determinations with respect to this Section 8.04 shall be made by the Managing Member in its sole discretion; provided, however, that all such determinations with respect to a Member holding at least 5% of the Class A Percentage Interest or Class B Percentage Interest, as applicable, shall, in each case, be made by the Managing Member exercising its reasonable discretion.

(c) In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall reasonably determine that interests in the Company do not meet the requirements of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3); provided that, for such purpose, the Company and the Managing Member shall assume that each Original Member is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)) unless otherwise required by applicable Law), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(d) Transfers of Units (other than pursuant to an Exchange pursuant to ARTICLE XI) that are otherwise permitted by this ARTICLE VIII may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise agrees.

(e) To the fullest extent permitted by law, any Transfer in violation of this ARTICLE VIII shall be deemed null and void ab initio and of no effect.

(f)   Promptly following the occurrence of any Transfer, the Company shall cause Exhibit A hereto to be updated to reflect the occurrence of such Transfer.

8.05 Rights of Assignees. Subject to Section 8.04(b), the Transferee of any permitted Transfer pursuant to this ARTICLE VIII will be an assignee only (“Assignee”), and only will receive, to the extent transferred, the distributions and allocations of income, gain, loss, deduction, credit or similar item to which the Member which transferred its Units would be entitled, and such Assignee will not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such interest remaining with the transferring Member. The transferring Member will remain a Member even if it has transferred all of its Units to one (1) or more Assignees until such time as the Assignee(s) is admitted to the Company as a Member pursuant to Section 8.07.

8.06 Admissions, Resignations and Removals.

(a) No Person may be admitted to the Company as an additional Managing Member or substitute Managing Member without the prior written consent of each incumbent Managing Member, which consent may be given or withheld, or made subject to such conditions as are determined by each incumbent Managing Member, in each case in the sole discretion of each incumbent Managing Member. A Managing Member will not be entitled to resign as a Managing Member of the Company unless another Managing Member shall have been admitted hereunder (and not have previously been removed or resigned).

(b) No Member will be removed or entitled to resign from being a Member of the Company except in accordance with Section 8.08 hereof. Any additional Managing Member or substitute Managing Member admitted as a Managing Member of the Company pursuant to this Section 8.06 is hereby authorized to, and shall, continue the Company without dissolution.

(c) Except as otherwise provided in ARTICLE IX or the Act, no admission, substitution, resignation or removal of a Member will cause the dissolution of the Company. To the fullest extent permitted by law, any purported admission, resignation or removal that is not in accordance with this Agreement shall be null and void.

8.07 Admission of Assignees as Substitute Members. An Assignee will become a substitute Member only if and when each of the following conditions is satisfied:

(a) the Managing Member consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions as are determined by the Managing Member, in each case, in the Managing Member’s sole discretion;

(b) if required by the Managing Member, the Managing Member receives written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as a substitute Member) that are in a form satisfactory to the Managing Member (as determined in its sole discretion);

(c) if required by the Managing Member, the Managing Member receives an opinion of counsel satisfactory to the Managing Member to the effect that such Transfer is in compliance with this Agreement and all applicable Law; and

(d) if required by the Managing Member, the parties to the Transfer, or any one (1) of them, pays all of the Company’s reasonable expenses connected with such Transfer (including, but not limited to, the reasonable legal and accounting fees of the Company).

8.08 Resignation and Removal of Members. Subject to Section 8.05, if a Member (other than the Managing Member) ceases to hold any Units then such Member shall cease to be a Member and to have the power to exercise any rights or powers of a member of the Company, and shall be deemed to have resigned from the Company.

8.09 Withholding. In the event any transfer is permitted pursuant to this ARTICLE VIII, the transferring parties shall demonstrate to the satisfaction of the Managing Member either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

8.10 Allocations in Respect of Transferred Units. Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any taxable year there is any other change in any Member’s Units in the Company, the Company shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member in consultation with the Original Member Representative.

ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION

9.01 No Dissolution. Except as required by the Act, the Company shall not be dissolved by the admission of additional Members or resignation of Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated, wound up and terminated only pursuant to the provisions of this ARTICLE IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

9.02 Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

(a) the entry of a decree of judicial dissolution of the Company under Section 347.143 of the Act upon the finding by a court of competent jurisdiction that it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement;

(b) any event which makes it unlawful for the business of the Company to be carried on by the Members;

(c) the written consent of all Members;

(d) at any time there are no Members, unless the Company is continued in accordance with the Act; or

(e) the determination of the Managing Member in its reasonable discretion; provided that in the event of a dissolution pursuant to this clause (e), the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 9.03 below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one (1) or more parties hereto and subject to compliance with applicable laws and regulations, unless, and to the extent that, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

9.03 Distribution upon Dissolution. Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed. Upon the winding up of the Company, the Managing Member, or any other Person designated by the Managing Member (the “Liquidation Agent”), shall take full account of the assets and liabilities of the Company and shall, unless the Managing Member determines otherwise, liquidate the assets of the Company as promptly as is consistent with obtaining the fair value thereof. The proceeds of any liquidation shall be applied and distributed in the following order:

(a) First, to the satisfaction of debts and liabilities of the Company (including satisfaction of all indebtedness to Members and/or their Affiliates to the extent otherwise permitted by law) including the expenses of liquidation, and including the establishment of any reserve which the Liquidation Agent shall deem reasonably necessary for any contingent, conditional or unmatured contractual liabilities or obligations of the Company (“Contingencies”). Any such reserve may be paid over by the Liquidation Agent to any attorney-at-law, or acceptable party, as escrow agent, to be held for disbursement in payment of any Contingencies and, at the expiration of such period as shall be deemed advisable by the Liquidation Agent for distribution of the balance in the manner hereinafter provided in this Section 9.03; and

(b) The balance, if any, to the Members in accordance with Section 4.02.

9.04 Time for Liquidation. A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidation Agent to minimize the losses attendant upon such liquidation.

9.05 Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the holders of Units in the manner provided for in this ARTICLE IX, and the Articles shall have been cancelled in the manner required by the Act.

9.06 Claims of the Members. The Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members shall have no recourse against the Company or any other Member or any other Person. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or to the other Members or to any creditor or other Person to restore such negative balance during the existence of the Company, upon dissolution or termination of the Company or otherwise, except to the extent required by the Act.

9.07 Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5.07, 10.01, 10.02, 12.09 and 12.10 shall survive the termination of the Company.

ARTICLE X
LIABILITY AND INDEMNIFICATION

10.01 Liability of Members.

(a) No Member and no Affiliate, manager, member, employee or agent of a Member shall be liable for any debt, obligation or liability of the Company or of any other Member or have any obligation to restore any deficit balance in its Capital Account solely by reason of being a Member of the Company, except to the extent required by the Act.

(b) This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on any of the Members (including, without limitation, the Managing Member) hereto or on their respective Affiliates. Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that (i) no Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement and (ii) the Managing Member shall not, to the fullest extent permitted by law, have duties (including fiduciary duties) to any Member or to the Company; provided, however, that each Member and each Manager shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing.

(c) To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or is otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or is otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including, without limitation, the Managing Member) otherwise existing at law or in equity, are agreed by the Members to replace to that extent such other duties and liabilities of the Members relating thereto (including without limitation, the Managing Member).

(d) The Managing Member may consult with legal counsel, accountants and financial or other advisors selected by it, and any act or omission taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such Person as to matters the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion or advice, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(e) Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as the Managing Member desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

10.02 Indemnification.

(a) Exculpation and Indemnification. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Indemnitee shall be liable to the Company or any Member for any act or omission in relation to the Company or this Agreement or any transaction contemplated hereby taken or omitted by an Indemnitee unless such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. To the fullest extent permitted by law, as the same exists or hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company shall indemnify any Indemnitee who was or is made or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of the Company or otherwise), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter a “Proceeding”), including appeals, by reason of his, her or its status as an Indemnitee or by reason of any action alleged to have been taken or omitted to be taken by Indemnitee in such capacity, for and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such Indemnitee in connection with such action, suit or proceeding, including appeals; provided that such Indemnitee shall not be entitled to indemnification hereunder if, but only to the extent that, such Indemnitee’s conduct constituted fraud, bad faith or willful misconduct. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to indemnify an Indemnitee in connection with any action, suit or proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member, and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent. The indemnification of an Indemnitee of the type identified in clause (e) of the definition of Indemnitee shall be secondary to any and all indemnification to which such Indemnitee is entitled from the relevant other Person (including any payment made to such Indemnitee under any insurance policy issued to or for the benefit of such Person or Indemnitee) (the “Primary Indemnification”), and will only be paid to the extent the Primary Indemnification is not paid and/or does not provide coverage (e.g., a self- insured retention amount under an insurance policy). No such Person shall be entitled to contribution or indemnification from or subrogation against the Company. The indemnification of any other Indemnitee shall, to the extent not in conflict with such policy, be secondary to any and all payment to which such Indemnitee is entitled from any relevant insurance policy issued to or for the benefit of the Company or any Indemnitee.

(b) Advancement of Expenses. To the fullest extent permitted by law, the Company shall promptly pay reasonable expenses (including attorneys’ fees) incurred by any Indemnitee in appearing at, participating in or defending any Proceeding in advance of the final disposition of such Proceeding, including appeals, upon presentation of an undertaking on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section 10.02 or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.02(c), the Company shall be required to pay expenses of an Indemnitee in connection with any Proceeding (or part thereof) (i) commenced by such Indemnitee only if the commencement of such action, suit or proceeding (or part thereof) by such Indemnitee was authorized by the Managing Member and (ii) by or in the right of the Company only if the Managing Member has provided its prior written consent.

(c) Unpaid Claims. If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Section 10.02 is not paid in full within thirty (30) days after a written claim therefor by any Indemnitee has been received by the Company, such Indemnitee may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable Law.

(d) Insurance. (i) To the fullest extent permitted by law, the Company may purchase and maintain insurance on behalf of any person described in Section 10.02(a) against any liability asserted against such person, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Section 10.02 or otherwise.

(i) In the event of any payment by the Company under this Section 10.02, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee from any relevant other Person or under any insurance policy issued to or for the benefit of the Company, such relevant other Person, or any Indemnitee. Each Indemnitee agrees to execute all papers required and take all action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce any such rights in accordance with the terms of such insurance policy or other relevant document. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(ii) The Company shall not be liable under this Section 10.02 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes with respect to an employee benefit plan or penalties) if and to the extent that the applicable Indemnitee has otherwise actually received such payment under this Section 10.02 or any insurance policy, contract, agreement or otherwise.

(e) Non-Exclusivity of Rights. The provisions of this Section 10.02 shall be applicable to all actions, claims, suits or proceedings made or commenced after the date of this Agreement, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Section 10.02 shall be deemed to be a contract between the Company and each person entitled to indemnification under this Section 10.02 (or legal representative thereof) who serves in such capacity at any time while this Section 10.02 and the relevant provisions of applicable Law, if any, are in effect, and any amendment, modification or repeal hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Section 10.02 shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Section 10.02 shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted by contract, this Agreement or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity, it being the policy of the Company that indemnification of any person whom the Company is obligated to indemnify pursuant to Section 10.02(a) shall be made to the fullest extent permitted by law.

For purposes of this Section 10.02, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

This Section 10.02 shall not limit the right of the Company, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, persons other than persons described in Section 10.02(a).

10.03 First A&R Agreement. In addition to the foregoing, the limitations on liability and indemnification provisions set forth in Article V of the First A&R Agreement shall remain in effect for the benefit of the existing beneficiaries thereof for six (6) years from the date hereof.

ARTICLE XI
EXCHANGE OF PAIRED INTERESTS

11.01 Exchange Procedure.

(a) From and after 180 days following the date of the consummation of the transactions described in the Managing Member’s Registration Statement on Form S-4 (File No. [●]), each holder of Class B Units (other than the Managing Member) (each, a “Holder”) shall be entitled, upon the terms and subject to the conditions of this ARTICLE XI, to surrender such Holder’s Paired Interests to the Company in exchange for the delivery of the Stock Exchange Payment or, at the election of the Managing Member, the Cash Exchange Payment (such exchange, a “Redemption” and, together with a Direct Exchange (as defined below), an “Exchange”); provided that, absent a waiver by the Managing Member, any such Exchange is for a minimum of the lesser of (i) 20,000 Class B Units (which minimum shall be equitably adjusted in accordance with any adjustments to the Exchange Rate) and (ii) all of the Class B Units held by such Holder.

(b) Each Holder shall exercise its right to make an Exchange as set forth in Section 11.01(a) by delivering to the Company, with a copy to the Managing Member, a written election of exchange in respect of the Paired Interests to be exchanged substantially in the form of Exhibit B hereto (an “Exchange Notice”) in accordance with this Section 11.01(b). A Holder may deliver an Exchange Notice with respect to an Unrestricted Exchange at any time, and, in any other case, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. An Exchange Notice with respect to an Unrestricted Exchange may specify that the Exchange is to be contingent (including as to timing) upon, among other things, (i) the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock into which the Exchanged Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into, cash or other securities or property, (ii) the filing and substantially concurrent effectiveness of a resale registration statement if the applicable Holder possesses registration rights, and (iii) no Exchange Blackout Period being in effect on the Exchange Date. Notwithstanding anything to the contrary contained in this ARTICLE XI, if, in connection with an Exchange in accordance with this Section 11.01, a filing is required under the HSR Act, then the Exchange Date with respect to all Exchanged Units which would be exchanged into shares of Class A Common Stock resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchanged Units. Each Holder and the Managing Member agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Managing Member.

(c) Within three (3) Business Days of the giving of an Exchange Notice, the Managing Member, on behalf of the Company, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock) by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Exchanged Units which will be exchanged for cash in lieu of Class A Common Stock. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(d) The Exchanging Member may elect to retract its Exchange Notice with respect to an Unrestricted Exchange by giving written notice of such election to the Company, with a copy to the Managing Member, no later than one (1) Business Day prior to the Exchange Date. Subject to the last two sentences of this Section 11.01(d), if, in the case of an Exchange that is not an Unrestricted Exchange, the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the Exchange Date) decreases by more than 10% from the Cash Exchange Class A 5-Day VWAP (determined treating the final date of such period as the date of delivery of an Exchange Notice), the Exchanging Member may elect to retract its Exchange Notice by giving written notice of such election (a “Restricted Retraction Notice”) to the Company, with a copy to the Managing Member, no later than three Business Days prior to the Exchange Date. The giving of any notice pursuant to this Section 11.01(d) shall terminate all of the Exchanging Member’s, the Managing Member’s and the Company’s rights and obligations under this ARTICLE XI arising from the retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future). An Exchanging Member may deliver a Restricted Retraction Notice only once in every 12-month period (and any additional Restricted Retraction Notice delivered by such Exchanging Member within such 12- month period shall be deemed null and void ab initio and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Member who revokes an Exchange pursuant to a Restricted Retraction Notice may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which the Restricted Retraction Notice pertains.

(e) Notwithstanding anything to the contrary in this ARTICLE XI, if the Managing Member closes an underwritten distribution of the shares of Class A Common Stock and the Members (other than, or in addition to, the Managing Member) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Members of Exchange rights or otherwise) (a “Secondary Offering”), then the immediately succeeding Quarterly Exchange Date shall be automatically cancelled and of no force or effect (and no Member shall be entitled to exercise its Exchange right or deliver a Quarterly Exchange Date Notice with respect to an Exchange that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date). Notwithstanding anything to the contrary in this ARTICLE XI, (i) for so long as the Company does not meet the requirements of the Private Placement Safe Harbor, any Secondary Offering (other than that pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable taxable year, the total number of Quarterly Exchange Dates and prior Secondary Offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three or fewer and (ii) the Company and the Managing Member on shall not be deemed to have failed to comply with their respective obligations under the Investor Rights Agreement (as defined in the Business Combination Agreement) if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (i).

11.02 Exchange Payment.

(a) The Exchange shall be consummated on the Exchange Date.

(b) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Redemption, (i) the Managing Member shall contribute to the Company, for delivery to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company (provided that the Exchanging Member shall surrender the corresponding number of shares of Class X Common Stock to the Managing Member and the Managing Member shall cancel such shares) free and clear of all liens and encumbrances, (iii) the Company shall issue to the Managing Member a number of Class A Units equal to the number of Exchanged Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with a Redemption, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 11.02 and (v) the Company shall (A) cancel the redeemed Exchanged Units and (B) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(c) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) the Managing Member shall deliver to the Exchanging Member, (A) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (B) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer to the Managing Member the Exchanged Units and the corresponding shares of Class X Common Stock or any combination thereof (it being understood that the Managing Member shall cancel the surrendered shares of Class X Common Stock), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, the Managing Member shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the shares of Class A Common Stock to maintain a one-to-one ratio between the number of Class A Units owned by the Managing Member, directly or indirectly, and the number of outstanding shares of Class A Common Stock, any Stock Exchange Payment, and any other action taken in connection with this Section 11.02.

11.03 Expenses and Restrictions.

(a) Except as expressly set forth in this ARTICLE XI, the Company, the Managing Member and each Exchanging Member shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the Exchanging Member that requested the Exchange, then such Exchanging Member and/or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(b) Notwithstanding anything to the contrary herein, the Managing Member and the Company shall use commercially reasonable efforts to restrict issuances of Units in an amount sufficient for the Company to be eligible for the Private Placement Safe Harbor and, to the extent that the Managing Member or the Company determine that the Company does not meet the requirements of the Private Placement Safe Harbor at any point in any taxable year, the Managing Member or the Company may impose such restrictions on Exchanges during such taxable year as the Managing Member or the Company may determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code. Notwithstanding anything to the contrary herein, no Exchange shall be permitted (and, if attempted, shall be void ab initio) if, in the good faith determination of the Managing Member or the Company, such an Exchange would pose a material risk that the Company would be a “publicly traded partnership” under Section 7704 of the Code.

(c) For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holder shall not be entitled to effect an Exchange to the extent the Managing Member determines that such Exchange (i) would be prohibited by law or regulation (including, without limitation, the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would otherwise not be permitted under this Agreement or any other agreements with the Managing Member or its subsidiaries to which such Holder may be party or any written policies of the Managing Member related to unlawful or inappropriate trading applicable to its directors, officers or other personnel.

(d) The Managing Member may adopt reasonable procedures for the implementation of the exchange provisions set forth in this ARTICLE XI, including, without limitation, procedures for the giving of notice of an election of exchange.

11.04 Adjustment. The Exchange Rate shall be adjusted accordingly if there is: (a) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class A Units that is not accompanied by an identical subdivision or combination of the shares of Class A Common Stock or (b) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class A Common Stock that is not accompanied by an identical subdivision or combination of the Class A Units, in each case, except in connection with any such action pursuant to Section 11.02(b)(iv). If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Member shall be entitled to receive the amount of such security, securities or other property that such Exchanging member would have received if such Exchange had occurred immediately prior to the effective time of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the exchange of any Class B Unit.

11.05 Class A Common Stock to be Issued.

(a) The Managing Member shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as may be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the Exchange of the Exchanged Units by delivery of shares of Class A Common Stock which are held in the treasury of the Managing Member or are held by the Company or any of their subsidiaries or by delivery of purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Managing Member or held by any subsidiary thereof), or by delivery of the Cash Exchange Payment. The Managing Member covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(b) The Managing Member and the Company shall at all times ensure that the consummation by each of the Managing Member and the Company of the transactions contemplated by this ARTICLE XI (including, without limitation, the issuance of shares of Class A Common Stock) have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of the Managing Member and the Company, including, but not limited to, all actions necessary to ensure that the acquisition of shares of Class A Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Board’s power and authority and to the extent permitted by law, shall not be subject to the restrictions of any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated by this ARTICLE XI.

(c) The Managing Member and the Company agree that, to the extent that a registration statement under the Securities Act is effective and available for shares of Class A Common Stock to be delivered with respect to any Exchange, shares of Class A Common Stock that have been registered under the Securities Act shall be delivered in respect of such Exchange. In the event that any Exchange in accordance with this ARTICLE XI is to be effected at a time when any required registration has not become effective or otherwise is unavailable, upon the request and with the reasonable cooperation of the Holder requesting such Exchange, the Managing Member and the Company shall use commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. The Managing Member shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon any Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding Class A Common Stock may be listed or traded at the time of such delivery.

11.06 Direct Exchange. Notwithstanding anything to the contrary in this ARTICLE XI, the Managing Member may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Sections 11.02(b) and 11.02(c)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Member and the Managing Member (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.06, the Managing Member shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Exchanged Units; provided that any such election by the Managing Member shall not relieve the Company of its obligation arising with respect to the applicable Exchange Notice. The Managing Member may, at any time prior to an Exchange Date, deliver written notice (a “Direct Exchange Election Notice”) to the Company and the applicable Exchanging Member setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Managing Member at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 11.06, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated had the Managing Member not delivered a Direct Exchange Election Notice.

11.07 Corporation Offer or Change of Control.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to the shares of Class A Common Stock (a “Corporation Offer”) is proposed by the Managing Member or is proposed to the Managing Member or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board or the Managing Member will undergo a Change of Control, the Holders shall be permitted to deliver an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such Corporation Offer or Change of Control (and, for the avoidance of doubt, shall be contingent upon such Corporation Offer or Change of Control and not be effective if such Corporation Offer or Change of Control is not consummated)). In the case of a Corporation Offer proposed by the Managing Member, the Managing Member shall use its reasonable best efforts to expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit the Holders to participate in such Corporation Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination.

(b) The Managing Member shall send written notice to the Company and the Holders at least thirty (30) days prior to the closing of the transactions contemplated by any Corporation Offer or the date of Change of Control notifying them of their rights pursuant to this Section 11.07 and setting forth (i) in the case of a Corporation Offer, (A) a copy of the written proposal or agreement pursuant to which such Corporation Offer will be effected, (B) the consideration payable in connection therewith, (C) the terms and conditions of transfer and payment and (D) the date and location of and procedures for selling Units or (ii) in the case of a Change of Control, (A) a description of the event constituting such Change of Control, (B) the date of such Change of Control and (C) a copy of any written proposals or agreement relating thereto. In the event that the information set forth in such notice changes from that set forth in the initial notice, a subsequent notice shall be delivered by the Managing Member no less than seven days prior to the closing of the Corporation Offer or date of the Change of Control.

11.08 Specific Performance. The Company and the Members (including the Managing Member) agree that irreparable damage would occur in the event that any of the provisions of this ARTICLE XI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that such parties shall be entitled to specific performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.09 Tax Treatment. As required by the Code and the Treasury Regulations promulgated thereunder, the Managing Member, the Company and the applicable Exchange Member shall report any Exchange relating to such Exchange Member consummated hereunder as a taxable sale of the Exchanged Units (together with an equal number of shares of Class X Common Stock) to the Managing Member in exchange for (a) the payment by the Managing Member of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and, if applicable, (b) corresponding payments under the Tax Receivable Agreement, and no such party shall take a contrary position on any income tax return, amendment thereof or communication with a taxing authority unless an alternate position is permitted under the Code and Treasury Regulations promulgated thereunder and the Managing Member consents in writing (such consent not to be unreasonably withheld, conditioned or delayed). Further, in connection with any Exchange consummated hereunder, the Company and/or the Managing Member shall use commercially reasonable efforts to provide the Exchanging Member with all reasonably necessary information to enable the Exchanging Member to file its income tax returns for the taxable year that includes such Exchange, including information with respect to Section 751 of the Code assets (including relevant information regarding “unrealized receivables” or “inventory items”) and Section 743(b) of the Code basis adjustments (in each case, including estimates) as soon as reasonably practicable and in all events the Company and/or the Managing Member shall provide such information within 90 days following the close of such taxable year. Within thirty (30) days following the Exchange Date, the Managing Member shall deliver a Section 743 of the Code notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

11.10 Withholding. The Managing Member and the Company shall be entitled to deduct and withhold from any payments made to an Exchanging Member pursuant to any Exchange consummated under this ARTICLE XI all Taxes that each of the Managing Member and the Company is required to deduct and withhold with respect to such payments under the Code (and any other provision of applicable law, including, without limitation, under Section 1445 and Section 1446(f) of the Code). In connection with any Exchange, the Exchanging Member shall, to the extent it is legally entitled to deliver such form, deliver to the Managing Member or the Company, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Managing Member, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable law) (such certificate, a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (a) such Exchanging Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (b) the Company shall deliver a certificate reasonably acceptable to the Managing Member and substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c) (2)(ii)(C), in each case, setting forth the liabilities of the Company allocated to the Exchanged Units subject to the Exchange under Section 752 of the Code, and the Managing Member or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Member in respect of such Exchange as provided in Section 1446(f) of the Code and the Treasury Regulations promulgated thereunder. The Managing Member or the Company, as applicable, may at their sole discretion reduce the number of shares of Class A Common Stock issued to a Holder in an Exchange in an amount that corresponds to the amount of the required withholding described in the immediately preceding sentence and all such amounts shall be treated as having been paid to such Holder.

11.11 Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder under this ARTICLE XI are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under this ARTICLE XI. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained in this ARTICLE XI, and no action taken by any Holder pursuant to this ARTICLE XI, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this ARTICLE XI. The Managing Member acknowledges that the Holders are not acting in concert or as a group under this ARTICLE XI, and the Managing Member agrees that it shall not assert any such claim with respect to such obligations or the transactions contemplated by this ARTICLE XI.

ARTICLE XII

MISCELLANEOUS

12.01 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service (delivery receipt requested), by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

(a)	If to the Company, to:

WHC Worldwide, LLC

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with a copy (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

           stephen.quinlivan@stinson.com

(b)	If to any Member, to such Member

at the address of such Member as set forth on Exhibit A hereto

12.03 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one (1) right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

12.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

12.05 Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement. Each party hereto acknowledges and agrees that the parties hereto have participated collectively in the negotiation and drafting of this Agreement and that he, she or it has had the opportunity to draft, review and edit the language of this Agreement; accordingly, it is the intention of the parties that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive to the fullest extent permitted by law the benefit of any rule of law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

12.06 Counterparts. This Agreement may be executed and delivered (including by email or facsimile transmission) in one (1) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one (1) and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 12.06.

12.07 Further Assurances. Each Member shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

12.08 Entire Agreement; Construction. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, pertaining thereto (including, without limitation, the First A&R Agreement).

12.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Missouri.

12.10 Submission to Jurisdiction; Waiver of Jury Trial.

(a) Any and all disputes which cannot be settled amicably with respect to this Agreement, including any action (at law or in equity), claim, litigation, suit, arbitration, hearing, audit, review, inquiry, proceeding or investigation or ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement or any matter arising out of or in connection with this Agreement and the rights and obligations arising hereunder or thereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder or thereunder brought by a party hereto or its successors or assigns, shall be brought and determined exclusively in the Circuit Court of Jackson County, Missouri, if such court shall not have jurisdiction, any federal court located in the State of Missouri, or, if neither of such courts shall have jurisdiction, any other Missouri state court. Each of the parties hereby irrevocably submits with regard to any such dispute for itself and in respect of its property, generally and unconditionally, to the sole and exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any dispute relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each party irrevocably consents to service of process in any dispute in any of the aforesaid courts by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized overnight delivery service, to such party at such party’s address referred to in Section 12.02. Each party hereby irrevocably and unconditionally waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action brought by any party with respect to this Agreement: (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 12.10; (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); or (iii) any objection which such party may now or hereafter have: (A) to the laying of venue of any of the aforesaid actions arising out of or in connection with this Agreement brought in the courts referred to above; (B) that such action brought in any such court has been brought in an inconvenient forum; and (C) that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself, or to such party’s property, each such party hereby irrevocably waives such immunity in respect of such party’s obligations with respect to this Agreement.

(c) EACH PARTY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY AGREEING TO THE CHOICE OF MISSOURI LAW TO GOVERN THIS AGREEMENT AND TO THE JURISDICTION OF MISSOURI COURTS IN CONNECTION WITH PROCEEDINGS BROUGHT HEREUNDER. THE PARTIES INTEND THIS TO BE AN EFFECTIVE CHOICE OF MISSOURI LAW AND AN EFFECTIVE CONSENT TO JURISDICTION AND SERVICE OF PROCESS UNDER APPLICABLE MISSOURI LAW.

(d) EACH PARTY, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE OTHER ANCILLARY DOCUMENTS (AS DEFINED IN THE BUSINESS COMBINATION AGREEMENT) IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

12.11 Expenses. Except as otherwise specified in this Agreement, the Company shall be responsible for all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the Members and the Company in connection with the preparation, negotiation, and operation of this Agreement.

12.12 Amendments and Waivers.

(a) This Agreement (including the Annexes hereto) may be amended, supplemented, waived or modified by the Managing Member in its sole discretion without the approval of any other Member or other Person so long as such amendment is executed and delivered to the Company by the Original Member Representative; provided that, (x) the Managing Member may, without the written consent of any Member or any other Person, amend, supplement, waive or modify any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (1) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate in connection with the creation, authorization or issuance of Units or any Class of equity interest in the Company pursuant to Section 7.01(b); (2) the admission, substitution, or withdrawal of Members in accordance with this Agreement, pursuant to Section 8.07; (3) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) any amendment, supplement, waiver or modification that the Managing Member determines in its reasonable discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; and/or (5) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company including a change in the dates on which distributions are to be made by the Company and (y) ARTICLE XI of this Agreement may be amended or modified, in whole or in part, only with the written consent of the Managing Member and the Members holding at least a majority of the then outstanding Class B Units which are not subject to vesting and forfeiture. Notwithstanding the foregoing, no amendment, including any amendment effected by way of merger, consolidation or transfer of all or substantially all the assets of the Company, may materially and adversely affect the rights of a Class without the consent of a majority in interest of such Class. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(c) Notwithstanding the requirements of Section 12.12(a), the Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulations Section 1.83-3(l) (or any similar provision) under which the fair market value of a Company interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all Company interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulations Sections 1.704-1(b)(4)(xii)(b), 1.704-1(b)(4)(xii)(c) and 1.704-1(b)(2)(iv)(b)(1) and (iv) any other related amendments.

(d) Except as may be otherwise required by law in connection with the winding- up, liquidation, or dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for judicial accounting or for partition of any of the Company’s property.

12.13 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than pursuant to Section 10.02); provided, however, that each employee, officer, director, agent or indemnitee of any Person who is bound by this Agreement or its Affiliates is an intended third party beneficiary of Section 12.10 and shall be entitled to enforce its rights thereunder.

12.14 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

12.15 Power of Attorney. Each Member, by its execution hereof, hereby makes, constitutes and appoints the Company as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (a) this Agreement and any amendment to this Agreement that has been consented to and adopted as herein provided; (b) all amendments to the Certificate required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments (including consents and ratifications which the Members have agreed to provide upon a matter receiving the agreed support of Members) deemed advisable by the Managing Member to carry out the provisions of this Agreement and Law or to permit the Company to become or to continue as a limited liability company or entity wherein the Members have limited liability in each jurisdiction where the Company may be doing business; (d) all instruments that the Managing Member deems appropriate to reflect a change or modification of this Agreement or the Company in accordance with this Agreement, including, without limitation, the admission of additional Members or substituted Members pursuant to the provisions of this Agreement; (e) all conveyances and other instruments or papers deemed advisable by the Managing Member to effect the liquidation and termination of the Company; and (f) all fictitious or assumed name certificates required or permitted (in light of the Company’s activities) to be filed on behalf of the Company.

12.16 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 12.12, the Managing Member in its sole discretion may, or may cause the Company to, without the approval of any Member or other Person, enter into separate subscription, letter or other agreements with individual Members that have become or will become Members after the date hereof with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such future Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member in its sole discretion, may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever. Notwithstanding anything to the contrary, solely for U.S. federal income tax purposes, this Agreement and any other separate agreement described in this Section 12.16 shall constitute a “partnership agreement” within the meaning of Section 761 of the Code.

12.17 Partnership Status. The Members intend to treat the Company as a partnership for U.S. federal income tax purposes and notwithstanding anything to the contrary herein, no election to the contrary shall be made without the consent of each of the Members.

12.18 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

MEMBERS:

WHC WORLDWIDE, INC.

By:
Name:
Title:

William M. George

YCC3, LLC

By:
Name:
Title:

BBLE, LLC

By:
Name:
Title:

WHCWW5 HOLDING, LLC

By:
Name:
Title:

[Signature page to Second Amended and Restated Operating Agreement of WHC Worldwide, LLC]

EXHIBIT A
Schedule of Members

Member Name and Address	Class A Units	Class B Units
WHC Worldwide, Inc. 1300 Lydia Ave. Kansas City, MO, 64106 Attn.: Chief Executive Officer Email: wmgeorge@ztrip.com	[●]
William M. George 1300 Lydia Ave. Kansas City, MO, 64106		[●]
YCC3, LLC 1825 Liverpool St. Pittsburgh, PA 15233 Attention: Jamie Campolongo		[●]
BBLE, LLC 4520 Main St. Suite 1500 Kansas City, MO 64111 Attention: Leo Morton		[●]
WHCWW5 Holding, LLC 1300 Lydia Ave. Kansas City, MO, 64106 Attention: Terry Oates		[●]
Total

EXHIBIT B
Form of Exchange Notice

[See attached]

Form of Exchange Notice

[Date]

WHC Worldwide, Inc.

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Reference is hereby made to the Second Amended and Restated Operating Agreement of WHC Worldwide, LLC, dated as of [●] (as amended from time to time in accordance with its terms, the “LLC Agreement”) of WHC Worldwide, LLC, a Missouri limited liability company (the “Company”), by and among WHC Worldwide, Inc., a Delaware corporation (“PubCo”), and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (such Persons, together with PubCo, the “Holders”).

Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned Holder hereby transfers and surrenders to the Company the number of Units set forth below held by such Holder in Exchange for the issuance to the undersigned Holder of that number of shares of Class A Common Stock equal to the number of Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo within three (3) Business Days of this notice, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

Legal Name of Holder:

Address:

Number of Units to be Exchanged:

Cash Exchange Payment instructions:

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of Continental Stock Transfer and Trust Company (“CST”), please indicate the account of the CST participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Holder, please indicate the following:

Legal Name for Certificate Delivery:

Address for Certificate Delivery:

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

[Name of Member]

By
Name:
Title: